CREDIT AGREEMENT

among

PDI, Inc.
as Borrower,

SWK Funding LLC,
as Agent, Sole Lead Arranger and Sole Bookrunner,

and

the financial institutions party hereto from time to time as lenders

Dated as of October 31, 2014

#32620232 v1

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	5.11	No Default	30
	5.12	Margin Stock	31
	5.13	Taxes	31
	5.14	Solvency	31
	5.15	Environmental Matters	31
	5.16	Insurance	31
	5.17	Information	31
	5.18	Intellectual Property; Products and Services	32
	5.19	Restrictive Provisions	32
	5.20	Labor Matters	33
	5.21	Material Contracts	33
	5.22	Compliance with Laws; Health Care Laws	33
	5.23	Existing Indebtedness; Investments, Guarantees and Certain Contracts	34
	5.24	Affiliated Agreements	34
	5.25	Names; Locations of Offices, Records and Collateral; Deposit Accounts	35
	5.26	Non-Subordination	35
	5.27	Broker's or Finder's Commissions	35
	5.28	Anti-Terrorism; OFAC	35
	5.29	Security Interest	36
	5.30	Survival	36

6.	Affirmative Covenants		36
	6.1	Information	36
	6.2	Books; Records; Inspections	39
	6.3	Conduct of Business; Maintenance of Property; Insurance	39
	6.4	Compliance with Laws; Payment of Taxes and Liabilities	40
	6.5	Maintenance of Existence	41
	6.6	Employee Benefit Plans	41
	6.7	Environmental Matters	41
	6.8	Further Assurances	41
	6.9	Compliance with Health Care Laws	42
	6.10	Cure of Violations	43
	6.11	Corporate Compliance Program	43
	6.12	[Reserved]	43

7.	Negative Covenants		43
	7.2	Liens	45
	7.3	Dividends; Redemption of Equity Interests	46
	7.4	Mergers; Consolidations; Asset Sales	46
	7.5	Mmodification of Organizational Documents	47
	7.6	Use of Proceeds	47
	7.7	Transactions with Affiliates	48
	7.8	Inconsistent Agreements	48
	7.9	Business Activities; Equity Interests	48
	7.10	Investments	48
	7.11	Restriction of Amendments to Certain Documents	49
	7.12	Fiscal Year	50
	7.13	Financial Covenants	50
	7.14	Deposit Accounts	50

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	7.15	Subsidiaries	51
	7.16	Regulatory Matters	51
	7.17	Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	51
	7.18	Truth of Statements	52

8.	Events of Default; Remedies		52
	8.1	Events of Default	52
	8.2	Remedies	54

9.	Agent		55
	9.1	Appointment; Authorization	55
	9.2	Delegation of Duties	55
	9.3	Limited Liability	56
	9.4	Reliance	56
	9.5	Notice of Default	56
	9.6	Credit Decision	56
	9.7	Indemnification	57
	9.8	Agent Individually	57
	9.9	Successor Agent	57
	9.10	Collateral and Guarantee Matters	58
	9.11	Other Debt	59
	9.12	Actions in Concert	59

10.	Miscellaneous		59
	10.1	Waiver; Amendments	59
	10.2	Notices	60
	10.3	Computations	60
	10.4	Costs; Expenses	61
	10.5	Indemnification by Borrower	61
	10.6	Marshaling; Payments Set Aside	61
	10.7	Nonliability of Lenders	62
	10.8	Assignments; Participations	62
	10.9	Participations	63
	10.10	Confidentiality	64
	10.11	Captions	64
	10.12	Nature of Remedies	64
	10.13	Counterparts	65
	10.14	Severability	65
	10.15	Entire Agreement	65
	10.161	Successors; Assigns	65
	10.17	Governing Law	65
	10.18	Forum Selection; Consent to Jurisdiction	65
	10.19	Waiver of Jury Trial	66
	10.20	Patriot Act	66
	10.21	Approved AR Loan Facility	66

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Annexes

Annex I	Commitments and Pro Rata Term Loan Shares
Annex II	Addresses

Exhibits

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note
Exhibit D	Form of Diagnostics Company Stock Purchase Agreement

Schedules

Schedule 1.1	Pending Acquisitions as of the Closing Date
Schedule 4.1	Prior Debt
Schedule 5.1	Jurisdictions of Qualification
Schedule 5.7	Ownership of Properties; Liens
Schedule 5.8	Capitalization
Schedule 5.13	Tax Disclosure Schedule
Schedule 5.16	Insurance
Schedule 5.18(a)	Borrower’s Registered Intellectual Property
Schedule 5.18(b)	Products, Services and Required Permits
Schedule 5.21	Material Contracts
Schedule 5.25A	Names
Schedule 5.25B	Offices
Schedule 5.27	Broker’s Commissions
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.7	Transactions with Affiliates
Schedule 7.10	Existing Investments
Schedule 7.11	Restricted Material Contracts
Schedule 7.14	Deposit Accounts

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of October 31, 2014 (the “Closing Date”), among PDI, INC., a Delaware corporation (“Borrower”), the financial institutions party hereto from time to time as lenders (each, a “Lender” and collectively, the “Lenders”) and SWK FUNDING LLC (in its individual capacity, “SWK”), as Agent for all Lenders.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.Definitions; Interpretation.
1.1    Definitions.
When used herein the following terms shall have the following meanings:
Account Control Agreement means, collectively, (a) each of those certain Deposit Account Control Agreements, by and among the applicable Loan Party, Agent and TD Bank, N.A., each dated on or about the date hereof; (b) that certain Account Agreement, by and among Borrower, Agent and Wells Fargo Advisors, National Association], dated on or about the date hereof; and (c) any similar control agreement entered into from time to time, at Agent’s request, among a Loan Party, Agent and any third party bank or financial institution at which such Loan Party maintains a Deposit Account.
Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the acquisition of a product license or a product line (excluding, for purposes of Section 7.10 hereof, any pending Acquisitions as of the Closing Date as set forth on Schedule 1.1 hereto), or (d) a merger or consolidation or any other combination (other than a merger, consolidation or combination that effects a Disposition) with another Person (other than a Person that is already a Subsidiary).
Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any employee, manager, officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. For purposes of the definition of the term “Affiliate”, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of Borrower or of any Subsidiary.
Agent means SWK in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.
Aggregate Revenue shall have the meaning set forth in Section 2.9.1(a).
Agreement has the meaning set forth in the Preamble.

Approved AR Loan Facility means a revolving loan facility entered into by Borrower in accordance with Section 10.21 hereof and otherwise approved by Agent in accordance with such Section.
Approved Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.
Assignment Agreement means an agreement substantially in the form of Exhibit A.
Authorization shall have the meaning set forth in Section 5.22(b).
Borrower shall have the meaning set forth in the Preamble.
Business Day means any day on which commercial banks are open for commercial banking business in Dallas, Texas, and, in the case of a Business Day which relates to the calculation of LIBOR, on which dealings are carried on in the London interbank Eurodollar market.
Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A‑l” by Standard & Poor’s Ratings Group or “P‑l” by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one‑hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements, (f) cash, and (g) other short term liquid investments approved in writing by Agent.
Change of Control means the occurrence of any of the following, unless such action has been consented to in advance in writing by Agent in its sole discretion:
(i)    any “person” or “group” (within the meaning of Rule 13d‑5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than fifty percent (50%) of the Voting Securities of Borrower;
(ii)    a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of Borrower shall at any time be occupied by persons who were neither (x) nominated by the board of directors of Borrower nor (y) appointed by directors so nominated;

(iii)    Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding voting Equity Interests of each of the other Loan Parties;
(iv)    a Key Person Event; or
(v)    any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or bylaws or operating agreement, as applicable, of Borrower or in any document governing indebtedness of any Loan Party (other than any Loan Documents) in excess of $250,000, individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.
CLIA means (a) the Clinical Laboratory Improvement Act of 1967, as the same may be amended, modified or supplemented from time to time, including without limitation the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a et seq. (“CLIA 88”), and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder, or (b) any equivalent state statute (and any and all rules or regulations promulgated from time to time thereunder) recognized by the relevant Governmental Authority as (x) having an “Equivalency” (as defined by CLIA) to CLIA, and (y) offering a compliance and regulatory framework that is applicable to a Person in such state in lieu of CLIA.
CMS means the Centers for Medicare and Medicaid Services of the United States of America.
Closing Date shall have the meaning set forth in the Preamble.
Collateral has the meaning set forth in the Guarantee and Collateral Agreement.
Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which Collateral (or any books and records) is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to any Collateral stored or otherwise located thereon.
Collateral Documents means, collectively, the Guarantee and Collateral Agreement, the IP Security Agreement, any Mortgage delivered in connection with the Loan from time to time, each Account Control Agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a Lien in any Collateral to Agent for the benefit of Lenders.
Commitment means, as to any Lender, such Lender’s Pro Rata Term Loan Share.
Compliance Certificate means a certificate substantially in the form of Exhibit B.
Consolidated Net Income means, with respect to Borrower and its Subsidiaries, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, as determined under GAAP.
Consolidated Unencumbered Liquid Assets means all Cash Equivalent Investments owned by Borrower and its Subsidiaries on a consolidated basis which are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of such assets (or proceeds thereof) prior to the general creditors of Borrower and such Subsidiaries other than the Lien of Agent for the benefit of the Lenders and any Lien securing an Approved AR Loan Facility.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall be deemed to be the amount for which the Person obligated thereon is reasonably expected to be liable or responsible.
Contract Rate means a rate per annum equal to (x) the LIBOR Rate, plus (y) twelve and one‑half of one percent (12.5%).
Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.
Controlled Substances Act means the Drug Abuse Prevention and Control Act; Title 21 of the United States Code, 13 U.S.C, as amended from time to time as amended from time to time.
Copyrights shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.
DEA means the Federal Drug Enforcement Administration of the United States of America.
Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), other than (i) payment obligations, earn‑outs and similar obligations of such Person arising in connection with an Acquisition or (ii) royalty payments or milestone payments made or to be made by such Person from time to time in connection with an Acquisition, (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of such property), (f) all reimbursement obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, other than obligations that relate to trade accounts payable in the ordinary course of business, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person in respect of Debt of others, (i) all indebtedness of any partnership of which such Person is a general partner except to the extent such Person is not liable for such Debt, and (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.
“Debtor Relief Law” shall mean, collectively: (a) Title 11 of the United States Code, 11 U.S.C. § 101 et. seq., as amended from time to time, and (b) all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.
Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.
Default Rate means a rate per annum equal to the lesser of (i) three percent (3%) over the Contract Rate, or (ii) the maximum rate of interest permitted to be charged by applicable laws or regulation governing this Agreement until paid.
Deposit Account shall mean, individually and collectively, any bank or other depository accounts of a Loan Party.
Diagnostic Product Revenue means the Net Sales of Loan Parties with regard to the molecular diagnostics business.
Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to any other Loan Party), but specifically excluding any license or sublicense, (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) any Disposition (except as set forth in clauses (ii) and (iii) below) where the Net Cash Proceeds of any sale, lease, assignment, transfer, condemnation, confiscation, requisition, seizure or taking which do not in the aggregate exceed $1,000,000 in any Fiscal Year, (ii) the sale of Inventory or Product in the ordinary course of business and (iii) any issuance of Equity Interests by Borrower.
Dollar and $ mean lawful money of the United States of America.
Drug Application means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDA Law and Regulation.
EBITDA means, for any Person and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization, (iv) in the case of Loan Parties, management fees, transaction fees and out‑of‑pocket expenses paid to its Affiliates to the extent permitted under Section 7.3 hereof, (v) nonrecurring cash fees, costs and expenses incurred in connection with the Acquisitions of product licenses and product lines from a third party, and milestone and royalty payments to any third party, in relation to any Material Contract or any other Acquisition made prior to the date of this Agreement, (vi) non‑cash expenses relating to equity‑based compensation or purchase accounting, and (vii) other nonrecurring and/or non‑cash expenses or charges approved by the Agent.
Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.
Environmental Laws means all present or future foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to the effect of the environment on health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Equity Interests means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.
Event of Default means any of the events described in Section 8.1.
Excluded Taxes means (i) Taxes imposed on or measured by Agent’s or any Lender’s net income (however denominated) or gross profits, and franchise taxes, imposed by any jurisdiction (or subdivision thereof) under the laws of which Agent or such Lender is organized or in which Agent or such Lender conducts business or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which Agent or a Lender (or its applicable lending office) is located or conducts business, (iii) Taxes imposed as a result of a present or former connection between the Agent or Lender and the jurisdiction imposing the Tax (other than a connection arising from having executed, delivered or engaged in any transaction pursuant to this Agreement), (iv) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, (v) in the case of any U.S. Lender, any United States federal backup withholding tax, (vi) Taxes attributable to the failure to comply with Section 3.1(c) and (vi) taxes imposed under FATCA.
Exempt Accounts means any Deposit Accounts, securities accounts or other similar accounts (i) into which there are deposited no funds other than those intended solely to cover compensation to employees of the Loan Parties (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for compensation and such contributions from prior periods; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such Person or its employees; (iii) at all times prior to December 31, 2014, those certain accounts designated for closure on Schedule 7.14 hereto or (iv) for so long as such account serves as collateral for one or more letters of credit made available to one or more Loan Parties, Borrower’s deposit account number 65‑P204‑01‑2 at TD Bank, N.A.
Exit Fee shall have the meaning set forth in Section 2.7(b).
Expansion Facility has the meaning set forth in Section 2.11.
Fair Valuation shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.
FATCA means Sections 1471 through 1474 of the IRC and any current or future regulations thereunder or official interpretations thereof.
FD&C Act means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended.
FDA means the Food and Drug Administration of the United States of America.

FDA Law and Regulation means the provisions of the FD&C Act and all applicable regulations promulgated by the FDA.
FDA Products means any finished products sold by Borrower or any of the other Loan Parties for itself or for a third party that are subject to applicable Health Care Laws.
Fiscal Quarter means a calendar quarter of a Fiscal Year.
Fiscal Year means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12‑month period ending on December 31 of each year.
Foreign Lender means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.
FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that Net Sales shall be calculated consistent with GAAP as presented in the Borrower’s financial statements.
Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.
Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders.
Guarantor has the meaning set forth in the Guarantee and Collateral Agreement.
Hazardous Substances means hazardous waste, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.
Health Care Laws mean, to the extent applicable to a Loan Party, all foreign, federal and state fraud and abuse laws relating to the regulation of pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors, including but not limited to (i) the federal Anti‑Kickback Statute (42 U.S.C. (§ 1320a‑7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Section 1320a‑7 and 1320a‑7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPPA”), and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA (including FDA Law and Regulation); (vi) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) CLIA, as amended, and all applicable requirements, regulations, and guidance issued thereunder by the applicable Governmental Authority; (viii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws or regulatory bodies; (ix) all applicable licensure laws and regulations; (x) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (xi) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee‑splitting, state anti‑kickback or self‑referral prohibitions, each of clauses (i) through (xi) as may be amended from time to time.
Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
Immaterial Subsidiaries means Inserve Support Solutions, a California corporation; PDI Investment Company, Inc., a Delaware corporation; and TVG, Inc., a Delaware corporation incorporated on September 19, 1986 and having Delaware Entity No. 2102057.
Intellectual Property shall mean all present and future: trade secrets, know‑how and other proprietary information; Trademarks and Trademark Licenses (as defined in the Guarantee and Collateral Agreement), internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off‑the‑shelf software and any Intellectual Property rights relating thereto) and Copyright Licenses (as defined in the Guarantee and Collateral Agreement) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents and Patent Licenses (as defined in the Guarantee and Collateral Agreement); industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; customer lists and customer information, the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
Indemnified Taxes means Taxes other than Excluded Taxes imposed on amounts payable by Borrower under this Agreement.
Interest Expense means for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).
Inventory has the meaning set forth in the Guarantee and Collateral Agreement.
Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, or (c) the making of an Acquisition.
IP Security Agreement means the Intellectual Property Security Agreement dated on or about the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders.
IRC means the Internal Revenue Code of 1986, as amended. IRS means the United States Internal Revenue Service.
Key Person means, individually, each Person serving as the Chief Executive Officer of Borrower and as the Chief Financial Officer of Borrower.
Key Person Event means within any sixty (60) day period, both the Chief Executive Officer and the Chief Financial Officer of Borrower depart, are terminated or otherwise terminate their respective employment with Borrower, for any reason, in each case unless both Persons are replaced within one‑hundred eighty (180) days of the start of such sixty (60) day period with (in each case) a person of like qualification and experience to assume the respective responsibilities of such departing Persons and which has been approved in writing by Agent to assume such responsibility and capacity of the applicable departing Person, which approval by Agent shall not be unreasonably withheld, delayed or conditioned.
Legal Costs means, with respect to any Person, all reasonable, duly documented, out‑of‑pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and all court costs and similar legal expenses.
Lenders has the meaning set forth in the Preamble.
LIB OR Rate means a fluctuating rate per annum equal to the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), as the offered rate for loans in Dollars for a three (3) month period, rounded upwards, if necessary, to the nearest 1/8 of 1%. The rate is set by the ICE Benchmark Administration as of 11:00 a.m. (London time) as determined two (2) Business Days prior to each Payment Date, and effective on the Payment Date immediately following such determination date. If Bloomberg Professional Service (or another nationally‑recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if page USD‑LIBOR‑BBA (ICE) no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index that approximates as near as possible such prior index. Notwithstanding the foregoing, in no event shall the “LIBOR Rate” ever be less than one percent (1%) per annum at any time.
Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
Loan or Loans means, individually and collectively the Term Loan and any other advances made by Agent and Lenders in accordance with the Loan Documents.
Loan Documents means this Agreement, the Notes, the Post‑Closing Agreement, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.
Loan Party means Borrower and each of its Subsidiaries other than the Immaterial Subsidiaries;

provided, that, in the event any Immaterial Subsidiary is not dissolved or otherwise terminated on or prior to January __, 2015 in accordance with the Post‑Closing Agreement, each such surviving Immaterial Subsidiary shall be deemed a Loan Party hereunder and under the Loan Documents.
Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.
Material Adverse Effect means (a) a material adverse change in, or a material and adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its payment Obligations under any Loan Document or (c) a material and adverse effect upon any material portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document. For the avoidance of doubt, the investigation, inspection, examination, audit or view of the operations of any Loan Party in the ordinary course of business by any Governmental Authority shall not in itself be deemed to be a Material Adverse Effect or be deemed to be an event that could or would reasonably be expected to result in or have a Material Adverse Effect.
Material Contract has the meaning assigned in Section 5.21 hereof.
Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Loan Party.
Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.
Net Cash Proceeds means, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Loan Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien that has priority over the Lien, if any, of Agent on the asset subject to such Disposition, (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Loan Parties in connection therewith established in accordance with GAAP (provided that if, upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds) and (vi) unless otherwise agreed to by Agent in its reasonable discretion, (A) with respect to any Disposition described in clauses (a), (b) or (c) of the definition thereof, all money actually applied within one‑hundred eighty (180) days to replace such assets to be used in the business of Borrower and the Subsidiaries, and (B) with respect to any Disposition, all money actually applied within one‑hundred eighty (180) days to replace the assets in question or to repair or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; and
Net Sales shall be determined in the ordinary course of business in accordance with GAAP.

Note means a promissory note substantially in the form of Exhibit C.
Obligations means all liabilities, indebtedness and obligations (monetary (including post‑petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document or any other document or instrument executed in connection herewith or therewith which are owed to any Lender or Affiliate of a Lender, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
OFAC shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.
Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Borrower or any Subsidiary, as lessee, other than any Capital Lease.
Origination Fee shall have the meaning set forth in Section 2.7(a).
Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations, yield protection and expense reimbursement to the extent no claim giving rise thereto has been asserted in respect of contingent indemnification obligations, and to the extent no amounts therefor have been asserted, in the case of yield protection and expense reimbursement obligations).
Patents shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any political subdivision thereof, or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations‑in‑part of any of the foregoing.
Payment Date means the forty‑fifth (45th) day following the last calendar day of each of the months of September, December, March, and June (or the next succeeding Business Day to the extent such 45th day is not a Business Day), commencing with February 17, 2015.
Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
Permit shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.
Permitted Liens means Liens permitted by Section 7.2.
Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
Post‑Closing Agreement means that certain Post‑Closing Agreement, dated as of the date hereof, between Borrower and Agent.

Prior Debt means the Debt listed on Schedule 4.1.
Pro Rata Term Loan Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which percentage represents the aggregate percentage of the Term Loan Commitment held by such Lender, which percentage shall be with respect to the outstanding balance of the Term Loan as of any date of determination after the Term Loan Commitment has terminated.
Product means any products manufactured, sold, developed, tested or marketed by Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.18(b) (as updated from time to time in accordance with Section 6.1.2); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.1.2 to give notice to Agent and update Schedule 5.18(b) prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that products manufactured by Borrower for unaffiliated third parties shall not be deemed “Products” hereunder.
RedPath means, prior to the RedPath Acquisition, RedPath Integrated Pathology, Inc., a Delaware corporation, and after the consummation of the RedPath Acquisition, the Surviving Corporation (as defined in the RedPath Merger Agreement).
RedPath Acquisition means the acquisition of RedPath by the Borrower or one of its Affiliates pursuant to the terms of the RedPath Merger Agreement.
RedPath Equityholder means RedPath Equityholder Representative, LLC, a Delaware limited liability company, solely in its capacity as equityholder representative.
RedPath Merger Agreement means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Borrower, Interpace Diagnostics, LLC, a Delaware limited liability company, RedPath Acquisition Sub, Inc., a Delaware corporation, RedPath Integrated Pathology, Inc., a Delaware corporation, and RedPath Equityholder.
RedPath Promissory Note means that certain $11,000,000 Non‑Negotiable Subordinated Secured Promissory Note dated as of the date hereof, by Borrower in favor of RedPath Equityholder, for distribution to the Equityholders (as defined in the RedPath Merger Agreement) pursuant to the Initial Payment Allocation Schedule delivered pursuant to the RedPath Merger Agreement, as the same may be modified, amended or restated from time to time in accordance with the Subordination Agreement.
RedPath Subordination Agreement means that certain Subordination and Intercreditor Agreement by and between Agent and RedPath Equityholder, dated on or about the Closing Date.
RedPath Settlement Agreement means that certain Settlement Agreement, dated as of January 28, 2013, by and between the United States of America, acting through the United States Department of Justice and RedPath.
Registered Intellectual Property means all applications, registrations and recordings for or of Patents, Trademarks or Copyrights filed by Borrower with any Governmental Authority, all internet domain name registrations owned by Borrower, and all proprietary software owned by Borrower.
Required Lenders means Lenders having an aggregate Pro Rata Term Loan Share in excess of fifty percent (50%), collectively; provided that if there are only two Lenders, then Required Lenders means both such Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).
Required Permit means a Permit (a) issued or required under applicable law to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under any laws applicable to the business of Borrower or any of its Subsidiaries (including, without limitation, any Health Care Laws) or any Drug Application (including, without limitation, at any point in time, all licenses, approvals and permits issued by the FDA, CMS, or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Borrower or its Subsidiary as such activities are being conducted by Borrower or its Subsidiary with respect to such Product at such time), and (b) issued by any Person from which Borrower or any of its Subsidiaries have received an accreditation.
Responsible Officer shall mean the president, vice president or secretary of a Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of a Person, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.
Revenue‑Based Payment has the meaning set forth in Section 2.9.1(a).
Royalties means the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by Borrower and its Subsidiaries with respect to the sale of Products or the provision of services by independent licensees of Borrower and/or its Subsidiaries, including any such payments characterized as a share of net profits, any up‑front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, Lenders and Agent understand and agree that Affiliates of Borrower shall not be regarded as independent licensees.
Services means services provided by Borrower or any Affiliate of Borrower to un‑Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare‑related services.
Solvent means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent, unmatured and unliquidated liabilities); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including subordinated, disputed, contingent, unmatured and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of Borrower.
Synthetic Royalty Payment has the meaning set forth in Section 2.9.2.
Synthetic Royalty Prepayment Fee means, as of any date of prepayment pursuant to Section 2.8.2, an amount equal to (a)(i) one and one‑quarter percent (1.25%) multiplied by (ii) the lesser of (1) $80,000,000 and (2) the aggregate Diagnostic Product Revenue for the four (4) most recently‑completed Fiscal Quarters preceding such date of determination for which audited financial statements of Borrower and its Subsidiaries are available; multiplied by (b) the number of days remaining until the Term Loan Maturity Date; divided by (c) 360.
Taxes has the meaning set forth in Section 3.1(a).
Term Loan Commitment means $20,000,000.
Term Loan Maturity Date means October 31, 2020, or such earlier date on which the Commitments terminate pursuant to Section 8.
Term Loan has the meaning set forth in Section 2.1.
Trademarks shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower’s (or if referring to another Person, such other Person’s) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.
Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York; provided that if perfection or the effect of perfection or non‑perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York,
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non‑perfection or priority.
U.S. Lender means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC.
Voting Securities means, with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
Wholly‑Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly‑Owned Subsidiary of such Person.

1.2    Interpretation.
In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto from time to time, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Borrower, Agent or Lenders merely because of Borrower’s, Agent’s or Lenders’ involvement in their preparation. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Agent’s judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (x) within the sole and absolute discretion of Agent and/or Lenders; and (y) deemed to have been given only by a specific writing intended for such purpose executed by Agent.
2.    Credit Facility.
2.1    Term Loan Commitments.
On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make a term loan to Borrower (each such loan, individually and collectively, a “Term Loan”) in an amount equal to such Lender’s applicable Pro Rata Term Loan Share of the Term Loan Commitment. The Commitments of Lenders to make a Term Loan shall terminate concurrently with the making of such Term Loan on the Closing Date. The Loan is not a revolving credit facility, and therefore, any amount thereof that is repaid or prepaid by Borrower, in whole or in part, may not be re‑borrowed.
2.2    Loan Procedures.
On the Closing Date, Lenders shall advance to Borrower an aggregate principal amount equal to Twenty Million and No/100 Dollars ($20,000,000), upon satisfaction of the conditions to closing described in Section 4 of this Agreement.
2.3    Commitments Several.
The failure of any Lender to fund its Pro Rata Term Loan Share on the Closing Date shall not relieve any other Lender of its obligation hereunder, but no Lender shall be responsible for the failure of any other Lender to fund such other Lender’s Pro Rata Term Loan Share on the Closing Date.
2.4    Indebtedness Absolute; No Offset; Waiver.
The payment obligations of Borrower hereunder are absolute and unconditional, without any right of rescission, setoff, counterclaim or defense for any reason against Agent and Lenders. As of the

Closing Date, the Loan has not been compromised, adjusted, extended, satisfied, rescinded, set‑off or modified, and the Loan Documents are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense whatsoever, including but not limited to, claims by or against any Loan Party or any other Person. Payment of the Obligations by Borrower, shall be made only by wire transfer, in Dollars, and in immediately available funds when due and payable pursuant to the terms of this Agreement and the other Loan Documents, is not subject to compromise, adjustment, extension, satisfaction, rescission, set‑off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise. Without limitation to the forgoing, to the fullest extent permitted under applicable law and notwithstanding any other term or provision contained in this Agreement or any other Loan Document, Borrower hereby waives (and shall cause each Loan Party to waive) (a) presentment, protest and demand, notice of default (except as expressly required in the Loan Documents), notice of intent to accelerate, notice of acceleration, notice of protest, notice of demand and of dishonor and non‑payment of the Obligations, (b) any requirement of diligence or promptness on Agent’s part in the enforcement of its rights under the provisions of this Agreement and any other Loan Document, (c) any rights, legal or equitable, to require any marshalling of assets or to require foreclosure sales in a particular order, (d) all notices of every kind and description which may be required to be given by any statute or rule of law except as specifically required hereunder, (e) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale or any portion of the Collateral, (f) all rights of homestead, exemption, redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the Obligations in the event of foreclosure of the Liens created by the Loan Documents, (g) [Reserved] and (h) any defense to the obligation to make any payments required under the Loan Documents (other than payment in full of the Obligations), including the obligation to pay taxes based on any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any of the Collateral, it being agreed and acknowledged that such payment obligations are unconditional and irrevocable. Borrower further acknowledges and agrees (i) to any substitution, subordination, exchange or release of any security or the release of any party primarily or secondarily liable for the payment of the Loan; (ii) that Agent shall not be required to first institute suit or exhaust its remedies hereon against others liable for repayment of all or any part of the Loan, whether primarily or secondarily (collectively, the “Obligors”), or to perfect or enforce its rights against any Obligor or any security for the Loan; and (iii) that its liability for payment of the Loan shall not be affected or impaired by any determination that any security interest or Lien taken by Agent for the benefit of Lenders to secure the Loan is invalid or unperfected. Borrower acknowledges, warrants and represents in connection with each waiver of any right or remedy of Borrower contained in any Loan Document, that it has been fully informed with respect to, and represented by counsel of its choice in connection with, such rights and remedies, and all such waivers, and after such advice and consultation, has presently and actually intended, with full knowledge of its rights and remedies otherwise available at law or in equity, to waive or relinquish such rights and remedies to the full extent specified in each such waiver.
2.5    Loan Accounting.
2.5.1    Recordkeeping.
Agent, on behalf of each Lender, shall record in its records the date and amount of the Loan made by each Lender, each prepayment and repayment thereof. The aggregate unpaid principal amount so recorded shall be final, binding and conclusive absent manifest error. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.5.2    Notes.
At the request of any Lender, the Loan of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Term Loan Share and payable in such amounts and on such dates as are set forth herein.
2.6    Payment of Interest.
2.6.1    Interest Rates.
(a)    The outstanding principal balance under the Loan shall bear interest at a per annum rate of interest equal to the Contract Rate. Whenever, subsequent to the date hereof, the LIBOR Rate is increased or decreased (as determined on the date that is two (2) Business Days prior to each Payment Date), the Contract Rate, as set forth herein, shall be similarly changed effective as of such subsequent Payment Date, without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate on the date that is two (2) Business Days prior to each Payment Date. The quarterly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed during the Fiscal Quarter in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the Fiscal Quarter in question. The daily rate shall be equal to 1/360th times the Contract Rate. If any statement furnished by Agent for the amount of a payment due exceeded the actual amount that should have been paid because the LIBOR Rate decreased and such decrease was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall receive a credit for the overpayment, which credit shall be applied towards the next subsequent payment due hereunder. If any statement furnished by Agent for the amount of a payment due was less than the actual amount that should have been paid because the LIBOR Rate increased and such increase was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall be required to pay any resulting underpayment with the next subsequent payment due hereunder.
(b)    Borrower recognizes and acknowledges that any default on any payment, or portion thereof, due hereunder or to be made under any of the other Loan Documents, will result in losses and additional expenses to Agent in servicing the Loan, and in losses due to Lenders’ loss of the use of funds not timely received. Borrower further acknowledges and agrees that in the event of any such Default, Lenders would be entitled to damages for the detriment proximately caused thereby, but that it would be extremely difficult and impracticable to ascertain the extent of or compute such damages.
Therefore, upon the Maturity Date and upon the occurrence and during the existence of an Event of Default (or upon any acceleration), interest shall automatically accrue hereunder, without notice to Borrower, at the Default Rate. The Default Rate shall be calculated and due from the date that the Default occurred which led to the Event of Default without regard to any grace or cure period as may be applicable and shall be payable upon demand.
2.6.2    Payments of Interest and Principal.
Borrower shall pay to Lenders all accrued interest on the Loan (i) in arrears on each Payment Date, (ii) upon a prepayment of such Loan in accordance with Section 2.8 and (iii) at maturity in cash. Any partial prepayment of the Loan shall be applied in inverse order of maturity and so shall not reduce the amount of any quarterly principal amortization payment required pursuant to the preceding sentence (but this shall not be construed as permitting any partial prepayment other than as may be expressly permitted elsewhere in this Agreement).

2.7    Fees.
(a)    Origination Fee. Borrower shall pay to SWK, for its own account, a fee (the “Origination Fee”) in the amount of $300,000, which Origination Fee shall be deemed fully earned and non‑refundable on the Closing Date.
(b)    Exit Fee. Upon the earlier to occur of (i) the Term Loan Maturity Date, or(ii) full repayment of the Loan and all other Obligations whether as a result of the acceleration of the Loan, or otherwise, Borrower shall pay an exit fee to Agent, for the benefit of Lenders, in the amount of $800,000.
2.8    Prepayment.
2.8.1    Mandatory Prepayment. Borrower shall prepay the Term Loan until paid in full within two (2) Business Days after the receipt by a Loan Party of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds.
2.8.2    Voluntary Prepayment.
(a)    Subject to clause (b) below, Borrower may, on or after the first anniversary of the Closing Date and from time to time thereafter, on at least two (2) Business Day’s written notice or telephonic notice (followed on the same Business Day by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 12:00 noon Dallas time on such day, prepay the Term Loan in whole or in part. Such notice to Agent shall specify the amount and proposed date of such prepayment, and the application of such amounts to be prepaid shall be applied in accordance with Section 2.9.1(b) or 2.10.2 (as applicable). Any such partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.
(b)    Subject to clause (c) below, if Borrower makes any prepayment of the Term Loan under clause (a), it shall pay to Agent, for the benefit of Lenders, the following amounts (in addition to any such prepayment of the Term Loan) on the date of such prepayment:
(i)    A prepayment premium as follows: (1) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, six percent (6%) of the aggregate amount of the Term Loan so prepaid, (2) if such prepayment is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, five percent (5%) of the aggregate amount of the Term Loan so prepaid, (3) if such prepayment is made on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, two percent (2%); and (4) if such prepayment is made on or after the fourth anniversary of the Closing Date but prior to the Term Loan Maturity Date, zero percent (0%); plus
(ii)    To the extent such prepayment of the Term Loan results in a payment in full of the Loans and Borrower’s Obligations hereunder, the Synthetic Royalty Prepayment Fee as of such prepayment date.
(c)    No such prepayment premium described in Section 2.8.2(b)(i) or above shall be due and owing in relation to any prepayment in full of the Loan and all Obligations via a refinance or other transaction between Agent and Borrower on or prior to the third anniversary of the Closing Date.
2.9    Repayment of Term Loan and Synthetic Royalty. 2.9.1Revenue‑Based Payment.
(a)    During the period commencing on the date hereof until the Obligations are

Paid in Full, Borrower promises to pay to Agent, for the account of each Lender according to its Pro Rata Term Loan Share, an amount equal to three and one‑half percent (3.5%) multiplied by the aggregate Net Sales, Royalties and any other income or revenue recognized by Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (collectively, the “Aggregate Revenue”) in each Fiscal Quarter (the “Revenue‑Based Payment”), which Revenue‑Based Payment will be applied to the Obligations as provided in clause (b) below. The Revenue‑Based Payment with respect to each Fiscal Quarter shall be payable on the Payment Date next following the end of such Fiscal Quarter. Commencing with the Fiscal Quarter beginning October 1, 2014, the Revenue‑Based Payment with respect to each Fiscal Quarter shall be equal to (i) the aggregate Revenue‑Based Payments payable from January 1 of the Fiscal Year of which the Fiscal Quarter is part through the end of such Fiscal Quarter less (ii) the amount of Revenue‑Based Payments, if any, made with respect to prior Fiscal Quarters in such Fiscal Year; provided that the Revenue‑Based Payment is payable solely upon Aggregate Revenue in a given Fiscal Year, and will not be calculated on a cumulative, year‑over‑year basis.
(b)    So long as no Event of Default has occurred and is continuing and until the Obligations have been Paid in Full, each Revenue‑Based Payment on each Payment Date will be applied in the following priority:
(i)    FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent pursuant to Sections 2.7, 3.1, 3.2, 6.3(d), 10.4 and/or 10.5 under this Agreement or otherwise pursuant to the Guaranty and Collateral Agreement, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral;
(ii)    SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders in respect of the Loans and Commitments pursuant to Sections 2.7, 3.1, 3.2, 6.3(d), 10.4 and/or 10.5 under this Agreement or otherwise pursuant to the Guaranty and Collateral Agreement, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;
(iii)    THIRD, to the payment of all accrued but unpaid interest due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;
(iv)    FOURTH, as it relates to each Payment Date on or after the Payment Date occurring in January 2017, to the payment of all principal of the Loans, pro rata based on each Lender’s Pro Rata Term Loan Share, up to an aggregate amount of $1,250,000 on any Payment Date;
(v)    FIFTH, all remaining amounts to the Borrower.
In the event that the amounts distributed under Section 2.9.1(b) on any Payment Date are insufficient for payment of the amounts set forth in Section 2.9.1(b)(i) through (iii) for such Payment Date, Borrower shall pay an amount equal to the extent of such insufficiency within five (5) Business Days of request by Agent. For the avoidance of doubt, at all times prior to the Payment Date in January 2017, Borrower shall only be required to pay Revenue‑Based Payments to the extent of amounts due and owing under clauses (i) through (iii) above on each such Payment Date prior to January 2017. For the avoidance of doubt, prior to the occurrence and continuance of an Event of Default, no Revenue‑Based Payment shall be applied to the payment of any Synthetic Royalty Payment due and owing as of such date unless otherwise agreed to by Agent in its sole discretion.
2.9.2    Synthetic Royalty Payment.

(a)    In addition to the Revenue‑Based Payment, during the period commencing with the Fiscal Quarter beginning January 1, 2017 until the earlier of (a) the Maturity Date and (b) the date on which the Obligations are Paid in Full, Borrower promises to pay to Agent, for the account of each Lender according to its Pro Rata Term Loan Share, an amount equal to the following (each, a “Synthetic Royalty Payment” and collectively the “Synthetic Royalty Payments”):
(i)    with respect to each of the first three (3) Fiscal Quarters of each Fiscal Year (beginning with the first Fiscal Quarter of 2017), an amount equal to the lesser of (x) one and one‑quarter percent (1.25%) multiplied by the aggregate Diagnostic Product Revenue in such Fiscal Quarter and (y) $250,000; and
(ii)    with respect to the last Fiscal Quarter of each Fiscal Year (begin in 2017), an amount equal to (A)(1) one and one‑quarter percent (1.25%) multiplied by (2) the lesser of (x) the aggregate Diagnostic Product Revenue in such Fiscal Year and (y) $80,000,000, minus (B) the amount of Synthetic Royalty Payments, if any, made with respect to prior Fiscal Quarters in such Fiscal Year pursuant to clause (i) above; provided that the Synthetic Royalty Payment due under this clause (ii) is payable solely upon Diagnostic Product Revenue in a given Fiscal Year, and will not be calculated on a cumulative, year‑over‑year basis.
(b)    The Synthetic Royalty Payment with respect to each Fiscal Quarter shall be payable on the Payment Date next following the end of such Fiscal Quarter.
2.9.3    Preliminary Reporting.
(a)    With respect to each Fiscal Quarter ending prior to the date on which the Obligations are Paid in Full, Borrower shall provide a written report to Agent of the Aggregate Revenue of Borrower and its Subsidiaries for such Fiscal Quarter and the calculation of the Revenue‑Based Payment due and payable to the Lenders, in the aggregate, with respect to such Fiscal Quarter. With respect to each Fiscal Quarter from and after the first Fiscal Quarter of 2017 until the date on which the Obligations are Paid in Full, Borrower shall provide a written report to Agent of the aggregate Diagnostic Product Revenue of Borrower and its Subsidiaries for such Fiscal Quarter and the calculation of the Synthetic Royalty Payment due and payable to the Lenders, in the aggregate, with respect to such Fiscal Quarter. Each such report shall be due within forty (40) calendar days of the end of the relevant Fiscal Quarter, as applicable.
(b)    In the event that Borrower makes any adjustment to any such Aggregate Revenue or Diagnostic Product Revenue previously reported to Agent pursuant to clause (a) above, and such adjustment results in an adjustment to the Revenue‑Based Payment and/or Synthetic Royalty Payment due to the Lenders pursuant to this Section 2.9, as applicable, Borrower shall so notify Agent and, upon Agent’s approval thereof (not to be unreasonably withheld, delayed or conditioned), such adjustment shall be captured, reported and reconciled with the next scheduled report and payment of Revenue‑Based Payment and/or Synthetic Royalty Payment hereunder, as applicable.
2.9.4    Principal.
Notwithstanding the foregoing, the outstanding principal balance of the Term Loan and all other Obligations then due and owing shall be Paid in Full on the Term Loan Maturity Date.
2.10    Payment.
2.10.1    Making of Payments.

Except as set forth in the last sentence of this Section 2.10.1, all payments of principal, interest, fees and other amounts, shall be made in immediately available funds, via wire transfer as directed by Agent and each Lender in writing, not later than 1:00 p.m. Dallas time on the date due, and funds received after that hour shall be deemed to have been received by Agent and/or such Lenders on the following Business Day. Not later than two (2) Business Days prior to each Payment Date, Agent shall provide to Borrower and each Lender a quarterly statement with the amounts payable by Borrower to Agent and each Lender on such Payment Date in accordance with Section 2.9.1(b) hereof, which shall include, for additional clarity, Agent’s calculation of the Revenue Based Payment for the prior Fiscal Quarter, which statement shall be binding on Borrower absent manifest error, and Borrower shall be entitled to rely on such quarterly statement in relation to its payment obligations on such Payment Date. Except as otherwise specified herein or as otherwise directed by Agent in writing, all payments under this Agreement shall be made by Borrower directly to each Lender entitled thereto.
2.10.2    Application of Payments and Proceeds Following an Event of Default.
Following the occurrence and during the continuance of an Event of Default, or if the Obligations have otherwise become or have been declared to become immediately due and payable in accordance with this Agreement, then notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:
(i)    FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral;
(ii)    SECOND, to the payment of all fees (including, without limitation, any Synthetic Royalty Payments), costs, expenses and indemnities due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;
(iii)    THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;
(iv)    FOURTH, to the payment of all principal of the Loans due and owing, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;
(v)    FIFTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full; and
(vi)    SIXTH, to Borrower or whomsoever may be entitled to such amount by applicable law.
2.10.3    Set‑off.
Borrower agrees that Agent and each Lender and its Affiliates have all rights of set‑off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default exists, Agent and each Lender may, to the fullest extent permitted by applicable law, apply to the payment of any Obligations of Borrower hereunder then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.
2.10.4    Proration of Payments.
If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set‑off or otherwise, on account of principal of or interest on any Loan, but excluding any payment pursuant to Section 3.1, 3.2 or 10.8) in excess of its applicable Pro Rata Term Loan Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Term Loan then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
2.10.5    Applicable High Yield Discount Obligations. If the Loan would constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the IRC, at the end of the first “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Loans’ issuance (and at the end of each accrual period thereafter) Borrower shall prepay such amounts so as to prevent the Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the IRC.
3.    Yield Protection.
3.1    Taxes.
(a)    All payments of principal and interest on the Loans and all other amounts payable hereunder by or on behalf of Borrower to or for the account of Agent or any Lender shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, or other similar charges imposed by any Governmental Authority that is a taxing authority (“Taxes”) except as required by applicable law, rule or regulation. If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall:(w) make such withholding or deduction; (x) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted; (y) as promptly as practicable forward to Agent the original or a certified copy of an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such Governmental Authority; and (z) if the withholding or deduction is with respect to Indemnified Taxes, pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction of Indemnified Taxes been required.
(b)    Borrower shall indemnify Agent and each Lender for any Indemnified Taxes paid by Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of Borrower hereunder, and any additions to Tax, penalties and interest paid by Agent or such Lender with respect to such Indemnified Taxes; provided that Borrower shall not have any obligation to indemnify any party hereunder for any Indemnified Taxes or additions to Tax, penalties or interest with respect thereto that result from or are attributable to such party’s own gross negligence or willful misconduct. Payment under this Section 3.1(b) shall be made within thirty (30) days after the date Agent or the Lender, as applicable, makes written demand therefor; provided, however, that if such written demand is made more than one‑hundred eighty (180) days after the earlier of (i) the date on which Agent or the Lender, as applicable, pays such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto and (ii) the date on which the applicable Governmental Authority makes written demand on Agent or such Lender, as applicable, for payment of such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto, then Borrower shall not be obligated to indemnify Agent or such Lender for such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto.
(c)    Each Foreign Lender that is a party hereto on the Closing Date or becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement:
(i)    Two duly completed and executed originals of IRS Form W‑8BEN (or IRS Form W‑8BENE) claiming exemption from withholding of Taxes under an income tax treaty to which the United States of America is a party;
(ii)    two duly completed and executed originals of IRS Form W‑8ECI;
(iii)    a certificate in form and substance reasonably satisfactory to Agent and Borrower claiming entitlement to the portfolio interest exemption under Section 881(c) of the IRC and certifying that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, together with two duly completed and executed originals of IRS Form W‑8BEN (or IRS Form W‑8BENE); or
(iv)    if the Foreign Lender is not the beneficial owner of amounts paid to it hereunder, two duly completed and executed originals of IRS Form W‑8IMY, each accompanied by a duly completed and executed IRS Form W‑8ECI, IRS Form W‑8BEN (or IRS Form W‑8BENE), IRS Form W‑9 or a portfolio interest certificate described in clause (iii) above from each beneficial owner of such amounts claiming entitlement to exemption from withholding or backup withholding of Taxes.
Each Foreign Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form previously provided under this clause (c) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (c) or from time to time if requested by Borrower or Agent. Each U.S. Lender shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower or Agent) properly completed and executed originals of IRS Form W‑9 certifying that such Lender is exempt from backup withholding. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to pay additional amounts to or indemnify any Lender pursuant to this Section 3.1 with respect to any Taxes required to be deducted or withheld (or any additions to Tax, penalties or interest with respect thereto) (A) on the basis of the information, certificates or statements of exemption provided by a Lender pursuant to this clause (c), or (B) if such Lender shall fail to comply with the certification requirements of this clause (c).
(d)    Without limiting the foregoing, each Lender shall timely comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(e)    If Agent or a Lender determines that it is entitled to or has received a refund of any Taxes for which it has been indemnified by Borrower (or another Loan Party) or with respect to which Borrower (or another Loan Party) shall have paid additional amounts pursuant to this Section 3.1, it shall promptly notify Borrower of such refund, and promptly make an appropriate claim to the relevant Governmental Authority for such refund (if it has not previously done so). If Agent or a Lender receives a refund (whether or not pursuant to such claim) of such Taxes, it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agrees to repay to Agent or such Lender the amount paid over to Borrower in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.1(e) shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its internal practices or procedures with respect to the administration of Taxes.
(f)    Each Lender shall severally indemnify Borrower for any Excluded Taxes attributable to such Lender and any additions to Tax, penalties and interest with respect to such Excluded Taxes that are paid by Borrower with respect to a payment hereunder.
3.2    Increased Cost.
(a)    If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (provided that notwithstanding anything herein to the contrary, the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be considered a change in applicable law, regardless of the date enacted, adopted or issued), or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Closing Date of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its ability to make loans based on the LIBOR Rate or its obligation to make loans based on the LIBOR Rate; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any loan based on the LIBOR Rate, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), and without duplication of other payment obligations of Borrower hereunder (including pursuant to Section 3.1), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one‑hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one‑hundred eighty (180) day period shall be extended to include the period of retroactive effect. For the avoidance of doubt, this clause (a) will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 3.1 shall govern.
(b)    If any Lender shall reasonably determine that any change after the Closing Date in, or the adoption or phase‑in after the Closing Date of, any applicable law, rule or regulation regarding capital adequacy, or any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive issued after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase‑in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within five (5) Business Days of demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one‑hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one‑hundred eighty (180) day period shall be extended to include the period of retroactive effect.
(c)    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its Loans through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this clause (c) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this clause (c) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.
3.3    Funding Losses.
Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Term Loan subject to the LIBOR Rate, as reasonably determined by such Lender, as a result of (a) any payment or prepayment of any Term Loan of such Lender on a date other than the Term Loan Maturity Date or (b) any failure of Borrower to borrow any Loan on a date specified therefor in a notice of borrowing pursuant to this Agreement. For the purposes of this Section 3.3, all determinations shall be made as if such Lender had actually funded and maintained each Term Loan through the purchase of deposits having a maturity corresponding to the Loan and bearing an interest rate equal to the LIBOR Rate during such period of time being measured
3.4    Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any Term Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement (other than Section 3.1) such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
3.5    Conclusiveness of Statements; Survival.
Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3 or 3.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.
4.    Conditions Precedent.
The obligation of each Lender to make its Loan hereunder is subject to the following conditions precedent, each of which shall be reasonably satisfactory in all respects to Agent.
4.1    Prior Debt.
The Prior Debt has been (or concurrently with the initial borrowing will be) paid in full and all related Liens have been (or concurrently with the initial borrowing will be) released.
4.2    Delivery of Loan Documents.
Borrower shall have delivered the following documents (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Agent):
(a)    Loan Documents. The Loan Documents to which any Loan Party is a party, each duly executed by a Responsible Officer of each Loan Party and the other parties thereto (except Agent and the Lenders), and (ii) each other Person (except Agent and the Lenders) shall have delivered to Agent and Lenders the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto (except Agent and the Lenders).
(b)    Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent, for the benefit of Lenders, perfected first priority Liens (subject to Permitted Liens) in the Collateral.
(c)    Lien Searches. Copies of Uniform Commercial Code, foreign, state and county search reports listing all effective financing statements filed and other Liens of record against any Loan Party, with copies of any financing statements and applicable searches of the records of the U.S. Patent and Trademark Office performed with respect to each Loan Party, all in each jurisdiction reasonably determined by Agent.
(d)    Collateral Access Agreements. Fully executed (except by Agent and the Lenders) Collateral Access Agreements reasonably requested by Agent with respect to the Collateral.
(e)    Payoff; Release. Payoff letters with respect to the repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing or authorization to file the same.
(f)    Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction reasonably requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification, in form and substance reasonably satisfactory to Agent.
(g)    Closing Certificate. A certificate executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Section 4 have been satisfied.
(h)    Opinions of Counsel. Opinions of counsel for each Loan Party regarding certain closing matters, and Borrower hereby requests such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.
(i)    Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(c) and (d), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.
(j)    Solvency Certificate. Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer or manager) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance reasonably satisfactory to Agent, certifying (i) that Borrower is Solvent after giving effect to the transactions and the indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower.
(k)    Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.
(l)    Account Control Agreement. The fully‑executed Account Control Agreements in form and substance acceptable to Agent.
(m)    Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents have been duly obtained and are in full force and effect.
(n)    Other Documents. Such other certificates, documents and agreements as Agent or any Lender may reasonably request.
4.3    Fees.

The Lenders and Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), required to be paid under the Loan Documents on or before the Closing Date. All such amounts will be paid with proceeds of the advance of the Term Loan and any previous expense deposits made with Agent on or before the Closing Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.
4.4    Representations, Warranties, Defaults.
As of the Closing Date, after giving effect to the making of the Loans, (a) all representations and warranties of Borrower set forth in any Loan Document shall be true and correct in all material respects as if made on and as of the Closing Date (except for representations and warranties that specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default shall exist. The acceptance of the Term Loan by Borrower shall be deemed to be a certification by Borrower that the conditions set forth in this Section 4.5 have been satisfied.
4.5    Diligence.
Agent and Lenders shall have completed their due diligence review of the Loan Parties, their assets, business, obligations and the transactions contemplated herein, the results of which shall be satisfactory in form and substance to Lenders, of Borrower, including, without limitation, (i) an examination of (A) Borrower projected Aggregate Revenue for such periods as required by Lenders, (B) such valuations of Borrower and its assets as Lenders shall require (C) the terms and conditions of all obligations owed by Borrower deemed material by Lenders, the results of which shall be satisfactory in form and substance to Lenders and (D) background checks with respect to the managers, officers and owners of Borrower; (ii) an examination of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower, and Borrower shall have demonstrated to Lender’s satisfaction, in its sole discretion, that (x) no operations of Borrower are the subject of any governmental investigation, evaluation or any remedial action which would reasonably be expected to result in any expenditure or liability deemed material by Lenders, in their sole discretion, and (y) Borrower has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Lenders, in their reasonable discretion.
4.6    Corporate Matters.
All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lenders in their sole discretion which shall not be unreasonably withheld, delayed or conditioned.
4.7    No Felonies or Indictable Offenses.
No Loan Party nor, to Borrower’s knowledge, any of their respective Affiliates nor any of their officers or key management personnel shall have been charged with or be under active investigation for a felony crime.
4.8    No Material Adverse Effect.
There shall not be any Obligations of any nature with respect to any Loan Party and no event, fact or circumstance shall have occurred, in each case that could reasonably be likely to have a Material Adverse Effect.

4.9    RedPath Acquisition Closing.
Agent shall have received (i) executed copies of the documentation governing the RedPath Acquisition as well as such other related materials and evidence of the closing of such RedPath Acquisition as reasonably requested by Agent and (ii) a fully‑executed copy of the RedPath Subordination Agreement.
5.    Representations and Warranties.
To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make Loans hereunder, Borrower represents and warrants to Agent and Lenders, as of the Closing Date that:
5.1    Organization.
Each Loan Party is validly existing and in good standing under the laws of its state of jurisdiction as set forth on Schedule 5.1, and as of the Closing Date is duly qualified to do business in each jurisdiction set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify would reasonably be expected to have a Material Adverse Effect.
5.2    Authorization; No Conflict.
Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, to borrow or guaranty monies hereunder, as applicable, and to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Document to which it is a party, as applicable, and the transactions contemplated therein, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law (including any Health Care Law), (ii) the charter, bylaws or other organizational documents of such Loan Party or (iii) (except as it relates to the documents governing the Prior Debt, each of which will be terminated and/or paid on the Closing Date) any Material Contract, or any judgment, order or decree, which is binding upon any Loan Party or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents).
5.3    Validity; Binding Nature.
Each of this Agreement and each other Loan Document to which any Loan Party is a party, as applicable, is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.
5.4    Financial Condition.
(a)    The unaudited consolidated financial statements of Borrower as of the Fiscal Quarter ending June 30, 2014, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of Borrower as at such dates and the results of its operations for the periods then ended.
(b)    The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower for the period ending December 31, 2019 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower believes it has a reasonable basis, and the accompanying consolidated pro forma balance sheet of Borrower and its Subsidiaries as at the Closing Date, adjusted to give effect to the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections (it being understood that the projections are not a guaranty of future performance and that actual results during the period covered by the projections may materially differ from the projected results therein).
5.5    No Material Adverse Change.
Since June 30, 2014, there has been no material adverse change in the financial condition, operations, assets, business or properties of Borrower and its Subsidiaries taken as a whole.
5.6    Litigation.
No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, other than any liability incidental to such litigation or proceedings, no Loan Party has any material Contingent Obligations not listed on Schedule 7.1 or disclosed in the financial statements specified in Section 5.4(a).
5.7    Ownership of Properties; Liens.
Borrower and each other Loan Party owns all of its material properties and assets, tangible and intangible, of any nature whatsoever that it purports to own (including Intellectual Property), free and clear of all Liens and charges and claims (including, to the knowledge of each Loan Party, infringement claims with respect to Intellectual Property), except Permitted Liens or as otherwise set forth on Schedule 5.7.
5.8    Capitalization.
All issued and outstanding Equity Interests of Loan Parties are duly authorized, validly issued, fully paid, non‑assessable, and such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized Equity Interests of each Loan Party as of the Closing Date as well as all Persons owning more than ten percent (10%) of the outstanding Equity Interests in each such Loan Party.
5.9    Pension Plans.
No Loan Party has, nor to Borrower’s knowledge has any Loan Party ever had, a Pension Plan.
5.10    Investment Company Act.
No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.
5.11    No Default.
No Event of Default or Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document or as a result of any Loan Party entering into the

Loan Documents to which it is a party.
5.12    Margin Stock.
No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no portion of the Obligations is secured directly or indirectly by Margin Stock.
5.13    Taxes.
Except as otherwise set forth on Schedule 5.13 hereto, each Loan Party has filed, or caused to be filed, all income and other material federal, state, foreign and other tax returns and reports required by law to have been filed by it and has paid all federal, state, foreign and other taxes and governmental charges thereby shown to be owing, except any such taxes or charges (a) that are not delinquent or (b) that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.
5.14    Solvency.
On the Closing Date, and immediately prior to and after giving effect to the borrowing hereunder and the use of the proceeds thereof, Borrower is, and will be, Solvent.
5.15    Environmental Matters.
The on‑going operations of Loan Parties comply in all respects with all applicable Environmental Laws, except for non‑compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its respective ordinary course operations, and each Loan Party is in compliance with all material terms and conditions thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Neither Borrower, any of its Subsidiaries nor any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state, or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Loan Party that would reasonably be expected to result in a Material Adverse Effect. No Loan Party has underground storage tanks.
5.16    Insurance.
Loan Parties and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate, as applicable. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.
5.17    Information.
All written information heretofore or contemporaneously herewith furnished in writing by Borrower to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, taken as a whole, is, and all written information hereafter furnished by or on behalf of Borrower to Agent or any Lender pursuant hereto or in connection herewith, taken as a whole, will be true and accurate in every material respect on the date as of which such information, taken as a whole, is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
5.18    Intellectual Property; Products and Services.
(a)    Schedule 5.18(a) (as updated from time to time in accordance with Section 6.1.2 hereof) lists all of Loan Parties’ Registered Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the business of such Loan Party, without (to the knowledge of each such Loan Party) any infringement upon the intellectual property rights of others, except as otherwise set forth on Schedule 5.18(a) hereto.
(b)    Schedule 5.18(b) (as updated from time to time in accordance with Section 6.1.2 hereof) lists all material Products and Services, and all Required Permits in relation thereto, and Borrower has delivered to Agent a copy of all Required Permits as of the date hereof and to the extent requested by Agent from time to time in its discretion.
(i)    With respect to any Product or Service being tested, manufactured, marketed, sold, and/or delivered by Loan Parties, the applicable Loan Party has received (or the applicable, authorized third parties have received), and such Product or Service is the subject of, all Required Permits needed in connection with the testing, manufacture, marketing, sale, and/or delivery of such Product or Service by or on behalf of Loan Parties. No Loan Party has received any notice from any applicable Governmental Authority, specifically including the FDA and/or CMS, that such Governmental Authority is conducting an investigation or review (other than a normal routine scheduled inspection) of any Loan Party’s (x) manufacturing facilities, laboratory facilities, the processes for such Product, or any related sales or marketing activities and/or the Required Permits related to such Product, and (y) laboratory facilities, the processes for such Services, or any related sales or marketing activities and/or the Required Permits related to such Services. There are no material deficiencies or violations of applicable laws in relation to the manufacturing, processes, sales, marketing, or delivery of such Product or Services and/or the Required Permits related to such Product or Services, no Required Permit has been revoked or withdrawn, nor, to the best of Borrower’s knowledge, has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, sales and/or marketing of such Product or Services by or on behalf of Loan Parties should cease or be withdrawn from the marketplace, as applicable.
(ii)    Except as set forth on Schedule 5.18(b), (A) there have been no adverse clinical test results in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product, and (B) there have been no product recalls or voluntary product withdrawals from any market in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product.
(iii)    No Loan Party has experienced any significant failures in its manufacturing of any Product which caused any reduction in Products sold.
5.19    Restrictive Provisions.

No Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which would reasonably be expected to have a Material Adverse Effect.
5.20    Labor Matters.
No Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of each Loan Party are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
5.21    Material Contracts.
Except for the agreements set forth on Schedule 5.21 (collectively, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party requiring payment of more than $100,000 in any year, (ii) collective bargaining agreements or other labor agreements covering Key Persons of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound requiring payment of more than $100,000 in any year, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party requiring payment of more than $100,000 in any year, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee (other than widely‑available software subject to “shrink‑wrap” or “click‑through” software licenses) requiring payment of more than $100,000 in any year, (vi) distribution, marketing or supply agreements to which any Loan Party is a party requiring payment of more than $100,000 in any year, (vii) customer agreements to which any Loan Party is a party that would be considered material to the business operations of Loan Parties, taken as a whole, as reasonably determined by Agent (which, for the avoidance of doubt, shall include any such customer agreements specifically listed or described in any SEC filings of a Loan Party), (viii) partnership agreements pursuant to which any Loan Party is a partner, limited liability company agreements pursuant to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party (in each case other than the applicable Loan Parties’ organizational documents), (ix) real estate leases, or (x) any other agreements or instruments to which any Loan Party is a party, in each case the breach, nonperformance or cancellation of which, would reasonably be expected to have a Material Adverse Effect. Schedule 5.21 sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than a Loan Party) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.22    Compliance with Laws; Health Care Laws.
(a)    Laws Generally. Each Loan Party is in compliance in all material respects with, and is conducting and has conducted its business and operations in material compliance with the requirements of all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
(b)    Health Care Laws. Without limiting the generality of clause (a) above:
(i)    Each Loan Party is in compliance in all material respects with all applicable requirements of the Health Care Laws, except for any such violation which would not reasonably be expected (either individually and taken as a whole with any other violations) to have a Material Adverse

Effect.
(ii)    Each Loan Party has (either directly or through one or more authorized third parties) (i) all material licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all material declarations and filings with, all applicable Governmental Authorities and self‑regulatory authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Authorization, except where the limitation, suspension or revocation of such Authorization would not reasonably be expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect and such Loan Party is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.
(iii)    Each Loan Party has received and maintains all material accreditations in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable law or regulation (including any foreign law or equivalent regulation), except where the failure to be so accredited and in good standing without limitation would not reasonably be expected to have a Material Adverse Effect.
(iv)    Except where any of the following would not reasonably be expected to have a Material Adverse Effect, no Loan Party has been, or has been threatened to be, (i) excluded from participation in any U.S. health care programs pursuant to 42 U.S.C. §1320(a)7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (iii) otherwise prohibited by any Governmental Authority from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
(v)    No Loan Party has received any written notice from the FDA, CMS, or any other Governmental Authority with respect to, nor to Borrower’s knowledge is there, any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA, CMS, or any other Governmental Authority against any Loan Party regarding any violation of applicable law, except for any statements of deficiencies from a Governmental Authority in connection with surveys and other routine reviews in the ordinary course of business and such investigations, inquiries, or administrative or judicial actions, hearings, or enforcement proceedings which have been satisfactorily resolved and are no longer outstanding or which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.23    Existing Indebtedness; Investments, Guarantees and Certain Contracts.
Except as set forth on Schedule 7.1 or otherwise specifically described in Section 7.1, Loan Parties do not (a) have any outstanding Debt, except Debt under the Loan Documents, or (b) own or hold any equity or long‑term debt investments in, or have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any other Person.
5.24    Affiliated Agreements.

Except as set forth on Schedule 7.7 and employment agreements entered into with employees, managers, officers and directors from time to time in the ordinary course of business, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party, on the one hand, and such Loan Party’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand, and (ii) to Borrower’s knowledge, none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership or voting interest in, any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own equity interests in (but not exceeding two percent (2%) of the outstanding equity interests of) any publicly traded company that may compete with Loan Parties).
5.25    Names; Locations of Offices, Records and Collateral; Deposit Accounts.
No Loan Party has conducted business under or used any name (whether corporate, partnership or assumed) other than such names set forth on Schedule 5.25A. Each Loan Party is the sole owner(s) of all of its respective names listed on Schedule 5.25A, and any and all business done and invoices issued in such names are such Loan Party’s sales, business and invoices. Each Loan Party maintains, and since its formation has maintained, respective places of business only at the locations set forth on Schedule 5.25B or, after the Closing Date, as additionally disclosed to Agent and Lenders in writing, and all books and records of Loan Parties relating to or evidencing the Collateral are located and shall be only, in and at such locations (other than (i) Deposit Accounts, and (ii) Collateral in the possession of Agent, for the benefit of Lenders). All of the tangible Collateral is located only in the continental United States. Schedule 7.14 lists all of Loan Parties’ Deposit Accounts as of the Closing Date.
5.26    Non‑Subordination.
The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.
5.27    Broker’s or Finder’s Commissions.
Except as set forth in Schedule 5.27, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders. Borrower agrees to indemnify Agent and each Lender and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders without the knowledge of Borrower.
5.28    Anti‑Terrorism; OFAC.
(a)    No Loan Party nor any Person controlling or controlled by a Loan Party, nor any Person having a beneficial interest in a Loan Party, nor any Person for whom a Loan Party is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OF AC regulation or executive order.
(b)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.29    Security Interest.
Each Loan Party has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority (subject to Permitted Liens) security interest and Lien on the Collateral pursuant to this Agreement and the other Loan Documents, subject to the following sentence. Upon the execution and delivery of this Agreement and the other Loan Documents, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (subject to Permitted Liens) perfected Lien and security interest in the Collateral, for the benefit of Lenders. Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.29.
5.30    Survival.
Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of the Loan.
6.    Affirmative Covenants.
Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, it will:
6.1    Information.
Furnish to Agent (which shall furnish to each Lender):
6.1.1    Annual Report.
Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year (unless Borrower files a Notice of Late Filing (12b‑25 Notice) in which case such report shall be due within one hundred five (105) days of the end of the relevant Fiscal Year): (a) a copy of the Form 10‑K annual audited report of Borrower and its Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of cash flows and consolidated statement of earnings of Borrower and its Subsidiaries as at the end of and for such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower’s independent certified public accountants) by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Agent, with a comparison with the previous Fiscal Year. Together with each such annual report, Borrower shall deliver an internally‑prepared statement of earnings (that reconciles to the statement of earnings in such Form 10‑K) providing a breakout of the consolidated results of Borrower by major business units (diagnostics and other), each in detail reasonably acceptable to Agent.

6.1.2    Interim Reports.
Promptly when available and in any event within forty‑five (45) days after the end of each Fiscal Quarter (unless Borrower files a Notice of Late Filing (12b‑25 Notice) in which case such report shall be due within fifty (50) days of the end of the relevant Fiscal Quarter), the Borrower’s Form 10‑Q, each of which shall include (i) consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and consolidated statements of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, and (ii) updated Schedules 5.18(a) and (b) setting forth any changes to the disclosures set forth in such schedules as most recently provided to Agent or, as applicable, a written statement of Borrower’s management stating that there have been no changes to such disclosures as most recently provided to Agent. Together with each such quarterly report, Borrower shall deliver an internally‑prepared statement of earnings (that reconciles to the statement of earnings in such Form 10‑Q) providing a breakout of the consolidated results of Borrower by major business units (diagnostics and other), each in detail reasonably acceptable to Agent.
6.1.3    Revenue‑Based Payment and Synthetic Royalty Payment Reconciliation.
Borrower shall furnish to Agent, together with the quarterly (or, in the case of the last fiscal quarter of Borrower’s fiscal year, annual) financial statements made available to Agent and Lenders pursuant to Section 6.1.1 and Section 6.1.2, as applicable, a report, in form acceptable to Agent in its sole discretion, reconciling the Aggregate Revenue and Diagnostic Product Revenue reported by Borrower to Agent pursuant to Section 2.9.3 hereof for the most recently ended Fiscal Quarter to the amount of the Aggregate Revenue and Diagnostic Product Revenue reported by Borrower for such Fiscal Quarter.
6.1.4    Compliance Certificate.
Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of quarterly statements pursuant to Section 6.1.2, a duly completed Compliance Certificate, with appropriate insertions, dated the date of delivery and corresponding to such annual report or such quarterly statements, and signed by the chief financial officer (or other executive officer) of Borrower, containing a computation showing compliance with Section 7.13 and a statement to the effect that such officer has not become aware of any Event of Default or Default that exists or, if there is any such event, describing it and the steps, if any, being taken to cure it.
6.1.5    Reports to Governmental Authorities and Shareholders.
Promptly upon the filing or sending thereof, copies of (a) all material regular, periodic or special reports of any Loan Party filed with any Governmental Authority (excluding state tax returns and public filings with the SEC) and (b) all material registration statements (or such equivalent documents) of each Loan Party filed with any Governmental Authority.
6.1.6    Notice of Default; Litigation.
Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:
(a)    the occurrence of an Event of Default;

(b)    any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of Borrower, is threatened in writing against Borrower or any other Loan Party or to which any of the properties thereof is subject, which in any case would reasonably be expected to have a Material Adverse Effect;
(c)    any cancellation or material adverse change in any insurance maintained by Borrower or any other Loan Party;
(d)    any other event (including (i) any violation of any law, including any Environmental Law, or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect; or
(e)    to the extent that it would reasonably be expected to result in a Material Adverse Effect (i) any suspension, revocation, cancellation or withdrawal of an Authorization required for Borrower or any other Loan Party, is threatened or there is any basis for believing that such Authorization will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, (ii) Borrower or any other Loan Party enters into any consent decree or order pursuant to any Health Care Law, or becomes a party to any judgment, decree or judicial or administrative order pursuant to any Health Care Law, (iii) receipt of any written notice or other written communication from the FDA, CMS, or any other applicable Governmental Authority alleging non‑compliance with CLIA or any other applicable Health Care Law, (iv) the occurrence of any violation of any Health Care Law by Borrower or any of the other Loan Parties in the development or provision of Services, and record keeping and reporting to the FDA or CMS that would reasonably be expected to require or lead to an investigation, corrective action or enforcement, regulatory or administrative action, (v) the occurrence of any civil or criminal proceedings relating to Borrower or any of the other Loan Parties or any of their respective employees, which involve a matter within or related to the FDA’s or CMS’ jurisdiction, (vi) if to the knowledge of Borrower or any of the Loan Parties, any of their respective officers, employees or agents is convicted of any crime or has engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or (vii) if to the knowledge of Borrower or any of the Loan Parties, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation.
6.1.7    Management Report.
Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or any other Loan Party.
6.1.8    Projections.
As soon as practicable, and in any event not later than thirty (30) days after the commencement of each Fiscal Year, financial projections on a quarterly basis of revenues and EBITDA for Borrower and the Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officer (or other executive officer) of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by them in good faith, (b) Borrower believes that it has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

6.1.9    Updated Schedules to Guarantee and Collateral Agreement.
Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement).
6.1.10    Other Information.
(a)    Promptly, upon receipt by Borrower, copies of (i) all written communications sent or received by any Loan Party in relation to any alleged, potential or existing default or breach of a Material Contract and (ii) any other communications, reports or statements that could indicate a potential Material Adverse Effect shall be delivered to Agent
(b)    Promptly from time to time, such other information concerning Borrower and any other Loan Party as Agent may reasonably request.
(c)    Promptly, upon receipt by Borrower, copies of (i) any notices or other communications relating to any breach, default, or event of default with respect to the RedPath Promissory Note, and any other modifications or amendments entered into in relation to the RedPath Promissory Note shall be delivered to Agent and (ii) any notices or other communications relating to any breach, default, or event of default with respect to any Approved AR Loan Facility, and any other modifications or amendments entered into in relation to any Approved AR Loan Facility shall be delivered to Agent.
6.2    Books; Records; Inspections.
Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit (at any reasonable time and with reasonable notice), Agent or any representative thereof to inspect the properties and operations of Borrower or any other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, (at any reasonable time and with reasonable notice) Agent and its representatives to inspect the Collateral and other tangible assets of Borrower or Loan Party, to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, provided that Borrower shall pay the costs of such inspections and audits no more than one (1) time per calendar year if no Default or Event of Default has occurred and is continuing.
6.3    Conduct of Business; Maintenance of Property; Insurance.
(a)    Borrower shall, and shall cause each other Loan Party to, (i) conduct its business in accordance with its current business practices, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect the Royalties in the ordinary course of business, (iv) maintain all of its Collateral used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (v) from time to time to make all necessary repairs, renewals and replacements to the Collateral; (vi) subject to Section 7.4(a), maintain and keep in full force and effect all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would reasonably be expected to have a Material Adverse Effect; (vii) subject to Section 7.4(a) remain in good standing in all jurisdictions in which it is currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to have a Material Adverse Effect, and (viii) maintain, comply with and keep in full force and effect all Intellectual Property and Permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably have a Material Adverse Effect.
(b)    Borrower shall keep, and cause each other Loan Party to keep, all property necessary in the business of Borrower or each other Loan Party in good working order and condition, ordinary wear and tear excepted.
(c)    Borrower shall maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall, unless the Agent otherwise agrees, insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Agent or any Lender, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement(i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that the insurance carrier will endeavor to give at least thirty (30) days’ prior written notice to Borrower and Agent (or ten (10) days’ prior written notice if the Agent consents to such shorter notice) before the termination or cancellation of the policy prior to the expiration thereof and (iii) reasonably acceptable in all other respects to Agent. Borrower shall execute and deliver, and cause each other applicable Loan Party to execute and deliver, to Agent a collateral assignment, in form and substance reasonably satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.
(d)    Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent (upon reasonable advance notice to Borrower) may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance shall protect Borrower’s and each other Loan Party’s interests. The coverage that Agent purchases shall pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs of the insurance may be added to the principal amount of the Loans owing hereunder.
6.4    Compliance with Laws; Payment of Taxes and Liabilities.
(a)    Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who Controls a Loan Party is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti‑money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all federal and other taxes and other material governmental charges against it or any of its property, as well as material claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax, charge or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP. For purposes of this Section 6.4, “Control” shall mean, when used with respect to any Person, (x) the direct or indirect beneficial ownership of fifty‑one percent (51%) or more of the outstanding Equity Interests of such Person or (y) the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
6.5    Maintenance of Existence.
Subject to Section 7.4(a), maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
6.6    Employee Benefit Plans.
Except to the extent that failure to do so would not be reasonably expected to result in (a) a Material Adverse Effect or (b) liability in excess of $100,000 of any Loan Party, maintain, and cause each other Loan Party to maintain, each Pension Plan (if any) in substantial compliance with all applicable requirements of law and regulations.
6.7    Environmental Matters.
Except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, if any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.
6.8    Further Assurances.
Take, and cause each other Loan Party to take, such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by a perfected Lien in favor of Agent (subject only to the Permitted Liens) on substantially all of the assets of Borrower and each Subsidiary of Borrower (as well as all equity interests of each Subsidiary of Borrower) and guaranteed by all of the Subsidiaries of Borrower (including, promptly upon the acquisition or creation thereof, any Subsidiary of Borrower acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession but excluding (a) the requirement for the Loan Parties to execute and deliver leasehold mortgages, and (b) any other Excluded Collateral as defined in the Guarantee and Collateral Agreement; provided, however, that the Immaterial Subsidiaries shall not be subject to the terms of this Section 6.8 at any time prior to January __, 2015; provided, further that, if any of them are still in existence on January __, 2015, they shall be subject to the terms of this Section 6.8, and Borrower shall comply, and force each such Immaterial Subsidiary still in existence on such date to comply with the applicable provisions of the Post‑Closing Agreement.
6.9    Compliance with Health Care Laws.
(a)    Without limiting or qualifying Section  6.4 or any other provision of this Agreement, Borrower will comply, and will cause each other Loan Party and each Subsidiary of Borrower to comply, in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.
(b)    Borrower will, and will cause each other Loan Party and each Subsidiary to:
(i)    Keep in full force and effect all material Authorizations required to operate such Person’s business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for, all applicable Services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.
(ii)    Promptly furnish or cause to be furnished to the Agent, with respect to matters that could reasonably be expected to have a Material Adverse Effect, (i) copies of all material reports of investigational/inspectional observations issued to and received by the Loan Parties or any of their Subsidiaries, and issued by any Governmental Authority relating to such Person’s business, (ii) copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483’s) issued to and received by Loan Parties or any of their Subsidiaries and issued by any Governmental Authority, and (iii) copies of all material warnings and material untitled letters as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the business of the Loan Parties or any of their Subsidiaries that asserts past or ongoing lack of compliance with any Health Care Law or any other applicable foreign, federal, state or local law or regulation of similar import and (iv) notice of any material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.
(iii)    Promptly furnish or cause to be furnished to the Agent, with respect to matters that would reasonably be expected to have a Material Adverse Effect, (in such form as may be reasonably required by Agent) copies of all material non‑privileged reports, correspondence, pleadings and other communications relating to the threatened loss or actual loss, revocation or suspension of any material Authorization; provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.
(iv)    Promptly furnish or cause to be furnished to the Agent notice of all material fines or penalties imposed by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries.
(v)    Promptly furnish or cause to be furnished to the Agent notice of all material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of any Loan Party or any of its Subsidiaries in relation to the provision of clinical research or related services.
Notwithstanding anything to the contrary in any Loan Document, no Loan Party or any of its Subsidiaries shall be required to furnish to Agent or any Lender patient‑related information (including, but not limited to, personally identifiable information and protected health information) or other information, the disclosure of which to Agent or such Lender is prohibited by any applicable law.
6.10    Cure of Violations.
If there shall occur any breach of Section 6.9, Borrower shall take such commercially reasonable action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Health Care Laws, and shall thereafter diligently pursue the same.
6.11    Corporate Compliance Program.
Maintain, and will cause each other Loan Party to maintain on its behalf, a corporate compliance program reasonably acceptable to Agent. Until the Obligations have been Paid in Full, Borrower will modify such corporate compliance program from time to time (and cause the other Loan Parties and Subsidiaries to modify their respective corporate compliance programs) as may be reasonable to attempt to ensure continuing compliance in all material respects with all material applicable laws, ordinances, rules, regulations and requirements (including, in all applicable material respects, any material Health Care Laws). Borrower will permit Agent and/or any of its outside consultants to review such corporate compliance programs from time to time upon reasonable notice and during normal business hours of Borrower.
6.12    [Reserved].
7.    Negative Covenants.
Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, in its sole discretion, it will:
7.1    Debt.
Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
(a)    Obligations under this Agreement and the other Loan Documents;
(b)    Debt under the RedPath Promissory Note in a principal amount not to exceed $11,000,000; such Indebtedness to be subordinated pursuant the RedPath Subordination Agreement;

(c)    Debt secured by Liens permitted by Section 7.2(b), Section 7.2(d), Section 7.2(e) or Section 7.2(o) and extensions, renewals and re‑financings thereof; provided that the aggregate amount of all such Debt permitted under Section 7.2(d) at any time outstanding shall not exceed $100,000;
(d)    Debt with respect to any Hedging Obligations incurred for bona fide hedging purposes and not for speculation;
(e)    Debt (i) arising from customary agreements for indemnification related to sales of goods, licensing of intellectual property or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or disposition of any business, assets or Subsidiary of Borrower otherwise permitted hereunder, (ii) representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business, and (iii) representing customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(f)    Debt with respect to cash management obligations and other Debt in respect of automatic clearing house arrangements, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;
(g)    Debt incurred in connection with surety bonds, performance bonds or letters of credit for worker’s compensation, unemployment compensation and other types of social security and otherwise in the ordinary course of business or referred to in Section 7.2(e);
(h)    Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing (including with a different lender) thereof so long as the principal amount thereof is not increased;
(i)    unsecured Debt (which for further clarity shall exclude accounts payable and other current liabilities incurred by Loan Parties in the ordinary course of business), in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $100,000;
(j)    Debt incurred pursuant to an Approved AR Loan Facility not to exceed $15,000,000 in the aggregate principal amount outstanding at any time and otherwise subject to an intercreditor agreement acceptable to Agent in its sole discretion;
(k)    Reimbursement obligations to TD Bank not exceeding $2,000,000 secured by Liens permitted under Section 7.2(c);
(l)    Guaranty, dated as of August 13, 2014, by PDI, Inc. in favor of Asuragen, Inc.; and
(m)    Debt from a Loan Party to a Loan Party;
(n)    Obligations to make payments under the RedPath Settlement Agreement;
(o)    Accrued and unpaid employee performance bonuses incurred in the ordinary course of business;
(p)    Overdue rental payments owed by RedPath to Spring Way Center, LLC for the leased property on the 3rd and 4th floors at 2515 Liberty Avenue, City of Pittsburgh, County of Allegheny,

Commonwealth of Pennsylvania in an amount not to exceed $150,000; and
(q)    That certain Guaranty by Interpace Diagnostic Corporation to RedPath Equityholder guarantying the obligations of Borrower and Interpace Diagnostics, LLC under the Contingent Consideration Agreement entered into in connection with the RedPath Merger Agreement and the RedPath Promissory Note.
7.2    Liens.
Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)    Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;
(b)    Liens arising in the ordinary course of business (including without limitation (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA that secure an amount in excess of $250,000) or in connection with surety bonds, bids, tenders, performance bonds, trade contracts not for borrowed money, licenses, statutory obligations and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and with respect to which no execution or other enforcement of which is effectively stayed;
(c)    Liens described on Schedule 7.2 as of the Closing Date (other than Liens being released at the closing under this Agreement); the replacement, extension or renewal of any such Liens upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);
(d)    subject to the limitation set forth in Section 7.1(c), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring or improving such property; provided that any such Lien attaches to such property within ninety (90) days of the acquisition or improvement thereof and attaches solely to the property so acquired or improved, and (iii) the replacement, extension or renewal of a Lien permitted by one of the foregoing clauses (i) or (ii) in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);
(e)    Liens relating to litigation bonds and attachments, appeal bonds, judgments and other similar Liens arising in connection with any judgment or award that is not an Event of Default hereunder;
(f)    easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)    Liens arising under the Loan Documents;
(h)    [Reserved];
(i)    any interest or title of a licensor, sublicensor, lessor or sublessor under any license, lease, sublicense or sublease agreement to the extent limited to the item licensed or leased;
(j)    (i) Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection and (ii) customary set off rights of deposit banks with respect to deposit accounts maintained at such deposit banks or which are contained in standard agreements for the opening of an account with a bank;
(k)    Liens arising from precautionary filings of financing statements under the Uniform Commercial Code or similar legislation of any applicable jurisdiction in respect of operating leases permitted hereunder and entered into by a Loan Party in the ordinary course of business;
(l)    Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder or indemnification other post‑closing escrows or holdbacks;
(m)    Liens incurred with respect to Hedging Obligations incurred for bona fide hedging purposes and not for speculation;
(n)    Liens to secure obligations of a Loan Party to another Loan Party;
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;
(p)    Liens securing the Debt incurred pursuant to an Approved AR Loan Facility and subject to an intercreditor agreement acceptable to Agent in its sole discretion; and
(q)    Liens encumbering the fee interest of any real property leased by a Loan Party.
7.3    Dividends; Redemption of Equity Interests.
Not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests (provided, that Subsidiaries may make dividends and distributions to Subsidiaries and to Borrower), (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing (except for the settlement of such portion of options or other Equity Interests granted to service providers of any Loan Party to satisfy any applicable taxes arising through the grant, vesting, and/or exercise of such options or other Equity Interests), (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such other than in compliance with Section 7.7 hereof, or (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower other than in compliance with Section 7.7 hereof.
7.4    Mergers; Consolidations; Asset Sales.
(a)    Not be a party to any amalgamation or any other form of merger or consolidation, unless agreed to by Agent in its reasonable discretion, nor permit any other Loan Party to be a party to any amalgamation or any other form of merger or consolidation, unless agreed to by Agent in its reasonable discretion; except (i) for the RedPath Acquisition; (ii) for transactions in connection with the exercise of the option permitted under Section 7.10(n), and (iii) that Borrower may, and may permit any Immaterial Subsidiary to, terminate, dissolve or wind up, including through merger or consolidation.
(b)    Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of inventory in the ordinary course of business for at least fair market value, (ii) transfers, destruction or other disposition of inventory or obsolete or worn‑out assets in the ordinary course of business and any other sales and dispositions of assets (excluding (A) any equity interests of Borrower or any Subsidiary or (B) sales of inventory described in clause (i) above) for at least fair market value (as determined by the Board of Directors of Borrower) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000 with respect to sales and dispositions made pursuant to this clause (ii), (iii) sales and dispositions among Loan Parties, (iv) leases, licenses, subleases and sublicenses entered into in the ordinary course of business, (v) sales and exchanges of Cash Equivalent Investments to the extent otherwise permitted hereunder, (vi) Liens expressly permitted under Section 7.2 and transactions expressly permitted by Section 7.4(a) or 7.10, (vii) sales or issuances of equity interests by Borrower, (viii) issuances of equity interests by any Loan Party to any other Loan Party, (ix) dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Loan Parties, (x) a cancellation of any intercompany Debt among the Loan Parties, (xi) a disposition which constitutes an insured event or pursuant to a condemnation, “eminent domain” or similar proceeding, (xiii) exchanges of existing equipment for new equipment that is substantially similar to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged and (xiv) sales, forgiveness or discounting, on a non‑recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers.
(c)    Irrespective of any provision in this Agreement or the Guarantee and Collateral Agreement, the prior consent of Agent shall not be required in connection with the licensing or sublicensing of Intellectual Property pursuant to collaborations, licenses or other strategic transactions with third parties executed in the normal course of Borrower’s business.
7.5    Modification of Organizational Documents.
Not permit the charter, by‑laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which would reasonably be expected to materially and adversely affect the interests of Agent or any Lender. An amendment to Borrower’s certificate of incorporation to increase Borrower’s authorized capital stock shall not be deemed to adversely affect the interests of Agent or any Lender.
7.6    Use of Proceeds.
Use the proceeds of the Loans, solely for paying off the Prior Debt, working capital, for capital expenditures, for fees and expenses related to the negotiation, execution, delivery and closing of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and for other general business purposes of Borrower and its Subsidiaries, and not use any proceeds of any Loan or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.7    Transactions with Affiliates.
Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, other than (i) reasonable compensation and indemnities to, benefits for, reimbursement of expenses of, and employment arrangements with, officers, employees and directors in the ordinary course of business, (ii) transactions among Loan Parties and (iii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.7.
7.8    Inconsistent Agreements.
Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Agent and Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party, other than, in the cases of clauses (b) and (c), (A) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt or the property leased or licensed, (B) customary provisions in leases and other contracts restricting the assignment thereof, (C) restrictions and conditions imposed by law, (D) those arising under any Loan Document and (E) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder.
7.9    Business Activities; Equity Interests.
Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any equity interest other than (a) Equity Interests of Borrower that do not require any cash dividends or other cash distributions to be made prior to the Obligations being Paid in Full, (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 7.3 or Section 7.10, or (c) any issuance of directors’ qualifying shares as required by applicable law.
7.10    Investments.
Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:
(a)    contributions by Borrower to the capital of any Wholly‑Owned Subsidiary of Borrower, so long as the recipient of any such contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;
(b)    Cash Equivalent Investments;
(c)    bank deposits in the ordinary course of business;

(d)    Investments listed on Schedule 7.10 as of the Closing Date, together with any roll‑over or reinvestment of such Investment(s);
(e)    any purchase or other acquisition by Borrower or any Wholly‑Owned Subsidiary of Borrower of the assets or equity interests of any Subsidiary of Borrower;
(f)    transactions among Loan Parties permitted by Section 7.4;
(g)    Hedging Obligations permitted under Section 7.1(c);
(h)    (i) advances given to employees and directors in the ordinary course of business and (ii) other emergency or special circumstance advances given to employees not to exceed in the case of clauses (i) and (ii) taken together $100,000 in the aggregate outstanding at any time;
(i)    lease, utility and other similar deposits made in the ordinary course of business and trade credit extended in the ordinary course of business;
(j)    Investments consisting of the non‑cash portion of the consideration received in respect of Dispositions permitted hereunder;
(k)    Investments resulting from or otherwise constituting Acquisitions not to exceed $2,000,000 in the aggregate during any calendar year of the term of this Loan; provided that for purposes of calculating such aggregate annual Investments during any calendar year, such calculation shall exclude (i) any payments made by or on behalf of Borrower based solely on actual sales, revenues or other income‑related metrics, such as royalties, milestones or earn‑outs or capital expenditures, (ii) any payments to be made in relation to such Investment after the Term Loan Maturity Date and (iii) any payments made during such calendar year in relation to Products in existence as of the Closing Date and/or Investments made by Borrower prior to the Closing Date;
(l)    Investments permitted by Borrower or any Loan Party as a result of the receipt of insurance and/or condemnation proceeds in accordance with the Loan Documents;
(m)    Investments (i) received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes or (ii) in securities of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, and, in each case, extensions, modifications and renewals thereof;
(n)    any exercise of Borrower’s option to purchase Equity Interests in a certain privately held molecular diagnostics company, so long as (i) no Default or Event of Default exists on the date thereof or would be caused thereby, (ii) Borrower is in pro‑forma compliance on the date thereof with Section 7.13 hereof and (ii) such option is exercised pursuant to a Stock Purchase Agreement substantially in the form attached hereto as Exhibit D;
(o)    the RedPath Acquisition; and
(p)    Debt from a Loan Party to a Loan Party.
7.11    Restriction of Amendments to Certain Documents.
Not, nor permit any Loan Party to, (a) amend or otherwise modify, or waive any rights under,

any provisions of the documents governing (i) the RedPath Promissory Note or (ii) any Approved AR Loan Facility (except that the terms of the such Approved AR Loan Facility may be amended, modified or otherwise waived to the extent permitted under the intercreditor agreement entered into by and between Agent and the lender(s) under such Approved AR Loan Facility in accordance with Section 10.21 hereof) or (b) amend or otherwise modify in any material manner, or waive any material rights under, any provisions of any of the Material Contracts (or any replacements thereof) set forth on Schedule 7.11 hereto (as such schedule may be updated by Agent from time to time to include any material contracts, licenses, agreements or similar arrangements to those described on such Schedule as of the Closing Date that are entered into by a Loan Party from time to time after the Closing Date) without giving prior notice to Agent (provided however that if an Event of Default has occurred and is continuing hereunder, then Agent’s consent (which shall not be unreasonably withheld, delayed or conditioned) is required for any such amendment, modification or waiver).
7.12    Fiscal Year.
Not change its Fiscal Year.
7.13    Financial Covenants.
7.13.1    Consolidated Unencumbered Liquid Assets.
Not permit the Consolidated Unencumbered Liquid Assets on the last day of any Fiscal Quarter to be less than $1,500,000.
7.13.2    Minimum Aggregate Revenue.
Not permit the Aggregate Revenue for the twelve (12) consecutive month period ending on the last Business Day of any Fiscal Quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum LTM Aggregate Revenue (in millions of Dollars) as of the end of:
Q4 2014	Q1 2015	Q1 2015	Q3 2015	Q1 2015	Q4 2016	Q1 2016	Q1 2016	Q1 2016	Q1 2017 and each Fiscal Quarter thereafter
$105	$110	$150	$120	$125	$130	$135	$140	$145	$150

7.13.3    Minimum Diagnostic Product Revenue.
Not permit the aggregate Diagnostic Product Revenue for the twelve (12) consecutive month period ending on the last Business Day of each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2016 to be less than $25,000,000.
7.14    Deposit Accounts.
Not, and not permit any other Loan Party, to maintain or establish any new Deposit Accounts other than (a) the Deposit Accounts set forth on Schedule 7.14 (which Deposit Accounts constitute all of the Deposit Accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date) without prior written notice to Agent and unless Agent, Borrower or such other applicable

Loan Party and the bank or other financial institution at which the account is to be opened after the Closing Date enter into a tri‑party deposit account control agreement, in form and substance reasonably satisfactory to Agent, regarding such Deposit Account pursuant to which each of such bank and the applicable Loan Party acknowledges the security interest and control of Agent in such account and agrees to limit its set‑off rights with respect thereto, and (b) Exempt Accounts.
7.15    Subsidiaries.
Not, and not permit any other Loan Party to, in each case without the prior written consent of Agent in its sole discretion, establish or acquire any Subsidiary unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Subsidiary shall have assumed and joined each Loan Document as a Loan Party pursuant to documentation acceptable to Agent in its sole discretion within five (5) Business Days of the completion of such transaction or formation and (iii) all other Loan Parties shall have reaffirmed all Obligations as well as all representations and warranties under the Loan Documents (except to the extent such representations and warranties specifically relate to a prior date only).
7.16    Regulatory Matters.
To the extent that any of the following would reasonably be expected to result in a Material Adverse Effect, not, and not permit any other Loan Party to, (i) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to any Governmental Authority; fail to disclose a material fact required to be disclosed to any Governmental Authority; or commit a material act, make a material statement, or fail to make a statement in breach of CLIA or that could otherwise reasonably be expected to provide the basis for CMS or any Governmental Authority to undertake action against such Loan Party for such failure, (ii) conduct any clinical studies in the United States or sponsor the conduct of any clinical research in the United States, (iii) introduce into commercial distribution any FDA Products which are, upon their shipment, adulterated or misbranded in violation of 21 U.S.C. § 331, (iv) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; fail to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or commit a material act, make a material statement, or fail to make a statement in breach of the FD&C Act or that could otherwise reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (v) otherwise incur any material liability (whether actual or contingent) for failure to comply with Health Care Laws.
7.17    Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names.
Borrower shall not (a) change its jurisdiction of organization or change its corporate name without thirty (30) calendar days prior written notice to Agent, (b) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which would reasonably be expected have a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (d) amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders, (e) engage, directly or indirectly, in any business other than as set forth herein or lines of business reasonably related thereto, (f) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent, or (g) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Government Authority given to any Lender without providing not less than thirty (30) days advance written notice to Agent.
7.18    Truth of Statements.
Borrower shall not knowingly furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
8.    Events of Default; Remedies.
8.1    Events of Default.
Each of the following shall constitute an Event of Default under this Agreement:
8.1.1    Non‑Payment of Credit.
Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five Business Days, in the payment when due of any interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document. For the avoidance of doubt, the underpayment of any Revenue‑Based Payment or any Synthetic Royalty Payment shall not constitute the failure to make any payment for purposes of this Section 8.1.1 but instead shall be governed solely by Section 8.1.4.
8.1.2    Default Under Other Debt.
Any default shall occur under the terms applicable to any Debt of any Loan Party (excluding the Obligations) in an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due (after giving effect to applicable grace periods), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
8.1.3    Bankruptcy; Insolvency.
(a)    Any Loan Party shall (i) be unable to pay its debts generally as they become due, (ii) file an assignment or have filed against it a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) make an application or commence a proceeding seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law; or
(b)    (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Loan Party or the whole or any substantial part of any of Loan Party’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition or claim filed against any Loan Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Loan Party or of the whole or any substantial part of any of Loan Party’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Loan Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower takes any action to indicate its approval of or consent.
8.1.4    Non‑Compliance with Loan Documents.
(a)    Failure by Borrower to comply with or to perform any covenant set forth in Section 7; (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for thirty (30) days after the earlier of any Loan Party becoming aware of such failure or notice thereof to Borrower from Agent or any Lender; or (c) failure by Borrower to pay the amount of any Revenue‑Based Payment or Synthetic Royalty Payment set forth in a report delivered pursuant to Section 2.9.3 within five (5) days of the applicable Payment Date or, if there is any dispute as to the amount of any Revenue‑Based Payment and/or Synthetic Royalty Payment required to be paid with respect to any Fiscal Quarter, failure by Borrower, upon final resolution of such dispute (by agreement or non‑appealable judgment of a New York Court) to pay within fifteen (15) days after such final resolution the amount of any such Revenue‑Based Payment or Synthetic Royalty Payment determined to be payable by it and not previously paid.
8.1.5    Representations; Warranties.
Any representation or warranty made by any Loan Party herein or any other Loan Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
8.1.6    Pension Plans.
(a)    Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA securing obligations in excess of $500,000; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without un‑accrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.
8.1.7    Judgments.
Final judgments which exceed an aggregate of $500,000 (to the extent not adequately covered by insurance as to which the insurance company has not disclaimed liability) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within sixty (60) calendar days after entry or filing of such judgments.

8.1.8    Invalidity of Loan Documents or Liens.
(a) Any Loan Document shall cease to be in full force and effect otherwise in accordance with its express terms that results in a material diminution of the rights and remedies afforded to Agent and/or Lenders or any other secured parties thereunder ; (b) any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document; or (c) any Lien created pursuant to any Loan Document ceases to constitute a valid first priority perfected Lien (subject to Permitted Liens) on any material portion of the Collateral in accordance with the terms thereof, or Agent ceases to have a valid perfected first priority security interest (subject to Permitted Liens) in any material portion of the Collateral pledged to Agent, for the benefit of Lenders, pursuant to the Collateral Documents.
8.1.9    Invalidity of Subordination Provisions.
Any subordination provision in any document or instrument governing the RedPath Promissory Note or any Approved AR Loan Facility or any subordination provision in the RedPath Subordination Agreement or any other subordination or intercreditor agreement entered into in connection with any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect other than as a result of any payment of Debt permitted hereunder or under any such subordination or intercreditor agreement, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision.
8.1.10    Change of Control.
A Change of Control not otherwise permitted pursuant to Section 7.4 above shall occur.
8.1.11    Certificate Withdrawals, Adverse Test or Audit Results, and Other Matters.
The institution of any proceeding by FDA, CMS, or similar Governmental Authority to order the withdrawal of any Product or Product category or Service or Service category from the market or to enjoin Borrower or its Subsidiary from manufacturing, marketing, selling, distributing, or otherwise providing any Product or Product category or Service or Service category that would reasonably be expected to have a Material Adverse Effect, (b) the institution of any action or proceeding by DEA, FDA, CMS, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower or its Subsidiary or any of their representatives, which, in each case, would reasonably be expected to have a Material Adverse Effect, (c) the commencement of any enforcement action against Borrower or its Subsidiary by DEA, FDA, CMS, or any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (d) the recall of any Products or Service from the market, the voluntary withdrawal of any Products or Service from the market, or actions to discontinue the sale of any Products or Service that would reasonably be expected to have a Material Adverse Effect, (e) the occurrence of adverse test, audit, or inspection results in connection with a Product or Service which would reasonably be expected to have a Material Adverse Effect, or (f) the occurrence of any event described in clauses (a) through (e) above that would otherwise cause Borrower to be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation.
8.2    Remedies.
(a)    If any Event of Default described in Section 8.1.3 shall occur, the Loans and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may, and upon the written request of Required Lenders shall, declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall use commercially reasonable efforts to promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.
(b)    In addition to the acceleration provisions set forth in Section 8.2(a) above, upon the occurrence and continuation of an Event of Default, Agent may (or shall at the request of Required Lenders) exercise any and all rights, options and remedies provided for in any Loan Document, under the Uniform Commercial Code, any other applicable foreign or domestic laws or otherwise at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent, for the benefit of Lenders, or Required Lenders at any place reasonably designated by Required Lenders in their sole discretion and/or relinquish or abandon any Collateral or securities pledged or any Lien thereon.
(c)    The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
9.    Agent.
9.1    Appointment; Authorization.
Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
9.2    Delegation of Duties.
Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects with reasonable care.

9.3    Limited Liability.
None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.
9.4    Reliance.
Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.
9.5    Notice of Default.
Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.
9.6    Credit Decision.
Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and the other Loan

Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.
9.7    Indemnification.
Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Term Loan Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.
9.8    Agent Individually.
SWK and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though SWK were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, SWK or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), SWK and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though SWK were not Agent, and the terms “Lender” and “Lenders” include SWK and its Affiliates, to the extent applicable, in their individual capacities.
9.9    Successor Agent.
Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders and Borrower

(unless during the existence of an Event of Default such notice is waived by Required Lenders). If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf of, and after consulting with Lenders and (so long as no Event of Default exists) Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent becomes effective, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above; provided that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue so to hold such collateral security until such time as a successor Agent is appointed and the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit so long as retiring Agent shall continue to so hold such collateral security. Upon the acceptance of a successor’s appointment as Agent hereunder, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents in respect of the Collateral.
9.10    Collateral and Guarantee Matters.
Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof to release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 7.2(d) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.
Agent shall release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full, (ii) in respect of property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement) or (iii) subject to Section 10.1, if directed to do so in writing by Required Lenders.
In furtherance of the foregoing, Agent agrees to execute and deliver to Borrower, at

Borrower’s expense, such termination and release documentation as Borrower may reasonably request to evidence a Lien release that occurs pursuant to terms of this Section 9.10.
9.11    Other Debt.
Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any other Debt of Borrower and/or Loan Parties permitted hereunder, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any such other Debt of Loan Parties. Each Lender hereby authorizes Agent to issue blockages notices in connection with any such other Debt at the direction of Required Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).
9.12    Actions in Concert.
For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
10.    Miscellaneous.
10.1    Waiver; Amendments.
(a)    Except as otherwise expressly provided in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any other Debt of Loan Parties permitted hereunder) shall in any event be effective unless the same shall be in writing and signed by Borrower (with respect to Loan Documents to which Borrower is a party), by Lenders having aggregate Pro Rata Term Loan Shares of not less than the aggregate Pro Rata Term Loan Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(i)    no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, in addition to Required Lenders and Borrower, do any of the following: (A) increase any of the Commitments (provided that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (B) extend the date scheduled for payment of any principal of (except as otherwise expressly set forth below in clause (C)) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (C) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided that Required Lenders may rescind an imposition of default interest pursuant to Section 2.6.1), or any fees or other amounts payable hereunder or under the other Loan Documents; and
(ii)    no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Borrower (with respect to Loan Documents to which Borrower is a party), and each such other Loan Party, do any of the following: (A) release any material guaranty under the Guarantee and Collateral Agreement or release all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents, (B) change the definition of Required Lenders, (C) change any provision of this Section 10.1, (D) amend the provisions of Section 2.10.2, or (E) reduce the aggregate Pro Rata Term Loan Shares required to effect any amendment, modification, waiver or consent under the Loan Documents.
(b)    No amendment, modification, waiver or consent shall, unless in writing and signed by Agent, in addition to Borrower and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be, in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9), under this Agreement or any other Loan Document.
(c)    No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.
10.2    Notices.
All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. Borrower, Agent and Lenders each hereby acknowledge that, from time to time, Agent, Lenders and Borrower may deliver information and notices using electronic mail.
10.3    Computations.
Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.13 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.13 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Borrower that Required Lenders wish to amend Section 7.13 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Required Lenders. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825‑10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.

10.4    Costs; Expenses.
Borrower agrees to pay on demand the reasonable, out‑of‑pocket costs and expenses of (a) Agent (including Legal Costs) in connection with (i) the preparation, execution, syndication and delivery (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith, (ii) the administration of the Loans and the Loan Documents and (iii) any proposed or actual amendment, supplement or waiver to any Loan Document, and (b) Agent (including Legal Costs) in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay and to save Agent harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent of its rights pursuant to and to the extent provided in Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement.
10.5    Indemnification by Borrower.
In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to any act or omission of any Loan Party or any of their respective officers, directors or agents, including, without limitation, (a) any tender offer, merger, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result solely from the applicable Lender Party’s own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction in a non‑appealable judgment. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
10.6    Marshaling; Payments Set Aside.
Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set‑off, and such payment or payments or the proceeds of such enforcement or set‑off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the fullest extent permitted by applicable law, to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.
10.7    Nonliability of Lenders.
The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. To the fullest extent permitted under applicable law, execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.
10.8    Assignments; Participations.
10.8.1    Assignments.
(a)    Any Lender may at any time assign to one or more Persons (other than a Loan Party and their respective Affiliates) (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent and Borrower (so long as no Default or Event of Default has occurred or is continuing) (which consents shall not be unreasonably withheld, delayed or conditioned and shall not be required (i) for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender or (ii) for an assignment by SWK Funding LLC, as a Lender, to any Person for which SWK Advisors LLC acts as an investment advisor (or any similar type of representation or agency) pursuant to a written agreement. Except as Agent mayotherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the Commitment or the principal amount of the Loan being assigned. Borrower and Agent shall been titled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender.
(b)    From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender)pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Term Loan Share (and, as applicable, a Note in the principal amount of the Pro Rata Term Loan Share retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.
(c)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.
(d)    Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least fifty percent (50%) owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to an Approved Fund.
10.9    Participations.
Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees, to the fullest extent permitted by applicable law, that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set‑off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set‑off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.10.4. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that a Participant shall not be entitled to such benefits unless such Participant agrees, for the benefit of Borrower, to comply with the documentation requirements of Section 3.1(c) as if it were a Lender and complies with such requirements, and provided, further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold). Any such Lender transferring a participation shall, as an agent for Borrower, maintain in the United States a register to record the names, address, and interest, principal and other amounts owing to, each Participant. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Participation register shall be available for inspection by the Agent or Borrower, at any reasonable time upon reasonable prior written notice from Agent or Borrower.

10.10    Confidentiality.
Borrower, Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Borrower, Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information (including, without limitation, any information provided by Borrower pursuant to Sections 6.1.3, 6.1.7, 6.1.8 and 6.2) provided to them by any other party hereto and/or any other Loan Party, as applicable, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Commitments (provided that such Persons have been informed of the covenant contained in this Section 10.9); (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. In each case described in clauses (c), (d) and (e) (as such disclosure in clause (e) pertains to litigation only), where the Agent or Lender, as applicable, is compelled to disclose a Loan Party’s confidential information, promptly after such disclosure the Agent or such Lender, as applicable, shall notify Borrower of such disclosure provided, however, that neither the Agent nor any Lender shall be required to notify Borrower of any such disclosure (i) to any federal or state banking regulatory authority conducting an examination of the Agent or such Lender, or (ii) to the extent that it is legally prohibited from so notifying Borrower. Notwithstanding the foregoing, Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
10.11    Captions.
Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
10.12    Nature of Remedies.
All Obligations of Borrower and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.13    Counterparts.
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile machine or in “.pdf” format through electronic mail of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “.pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
10.14    Severability.
The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
10.15    Entire Agreement.
This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
10.16    Successors; Assigns.
This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.
10.17    Governing Law.
THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5‑1401 AND SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).
10.18    Forum Selection; Consent to Jurisdiction.
ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE

BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, U.S. FIRST CLASS POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
10.19    Waiver of Jury Trial.
EACH OF BORROWER, AGENT AND EACH LENDER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
10.20    Patriot Act.
Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
10.21    Approved AR Loan Facility.
Agent and Lenders acknowledge that Borrower is seeking a revolving loan facility to be secured by a first lien security interest in accounts receivables generated from the sale of diagnostic products marketed by certain Loan Parties and a second lien security interest in all other Collateral, which loan facility will be in a maximum principal amount of $15,000,000 and subject to an advance rate of no greater than sixty percent (60%), in each case unless otherwise agreed to by Agent in its sole discretion. Agent and Borrower agree to work together in good faith, and at Borrower’s sole cost and expense, to negotiate and enter into such amendments to this Agreement and such other Loan Documents as may be necessary, to permit such indebtedness, to release and/or subordinate such liens as may be necessary to effectuate such revolving loan facility, and to enter into such third party documents as may be reasonably requested by Borrower and/or such revolving loan lender. Notwithstanding anything set forth herein to the contrary, the terms and conditions of such revolving loan facility shall be acceptable to Agent in its sole discretion, and,

Agent’s approval of such revolving loan facility shall be subject to, among other things as may be reasonably required by Agent, Agent’s receipt of a fully‑executed intercreditor agreement in form and substance acceptable to Agent in its sole discretion.
[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
BORROWER:

PDI, INC.,
a Delaware corporation

By:        /s/ Nancy S. Lurker

Name:    Nancy S. Lurker
Title:    Chief Executive Officer

[Signature Page to Credit Agreement]

AGENT:

SWK FUNDING LLC

By:        /s/ Winston Black

Name:    Winston Black
Title:    Managing Director

LENDER:

SWK FUNDING LLC

By:        /s/ Winston Black

Name:    Winston Black
Title:    Managing Director

[Signature Page to Credit Agreement]

ANNEX I
Commitments and Pro Rata Term Loan Shares

Lender	Commitment	Pro Rata Term Loan Share
SWK Funding LLC	$20,000,000	100%

Annex I-1
#32620513 v1

ANNEX II
Addresses

Party	Notice Address
Agent:
SWK Funding LLC
15770 Dallas Parkway, Suite 1290 Dallas, Texas 75248
Email: notifications@swkhold.com

with a copy to:

Holland & Knight LLP
200 Crescent Court, Suite 1600 Dallas, Texas 75201
Attn: Ryan Magee Email: ryan.magee@hklaw.com

Borrower:
PDI, Inc.
300 Interpace Parkway
Morris Corporate Center 1 & Bldg A
Parsippany, NJ 07054
Attn: Graham Miao
Email: gmiao@pdi-inc.com
with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103‑2799
Attn: Steven J. Abrams
Email: abramss@pepperlaw.com

Annex II-1
#32620513 v1

EXHIBIT A
Form of Assignment Agreement
This ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is entered into as of [    ], 20[    ],by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of October 31, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among PDI, INC., a Delaware corporation (“Borrower”), the Lenders party thereto from time to time (“Lenders”), and SWK FUNDING LLC, as administrative agent (in such capacity, together with its successors and assigns, the “Agent”) on behalf of the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Assignor and Assignee agree as follows:
11.    For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and the Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Credit Agreement, as of the Effective Date (as defined below) (a) all of Assignors’ rights and obligations in its capacities as Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest, as identified on the schedule attached hereto, of all of such outstanding rights and obligations of Assignor under or in relation to the Credit Agreement, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as an “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by Assignor.
12.    Assignor (a) represents that as of the Effective Date, that it is the legal and beneficial owner of the Assigned Interests free and clear of any adverse claim; (b) represents that, as of the date hereof, the balance of the Loan is $[    ]; (c) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.
13.    Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) represents and warrants that it has, independently and without reliance upon Agent or Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit

Exhibit A-1
#32620513 v1

analysis and decision to enter into this Assignment Agreement and to purchase such Assigned Interest; (d) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) hereby represents and warrants that upon the effectiveness of this Assignment Agreement, Assignee will be a Lender under the Credit Agreement and further agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (g) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (h) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty; and (i) represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type.
14.    The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will bedelivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.
15.    Upon such acceptance and recording, from and after the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (b) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.
16.    From and after the Effective Date, Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to Assignee.
17.    THIS ASSIGNMENT AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
18.    This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by facsimile, portable document format (.pdf), or other electronic transmission of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.
[Remainder of page intentionally blank; signature page follows.]

Exhibit A-2
#32620513 v1

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.
ASSIGNOR:

[ ______________________________________    ]

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

ASSIGNEE:

[ _____________________________________]

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

Acknowledged and Agreed:

SWK FUNDING LLC,
as Agent

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

PDI, INC.,
as Borrower

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

Exhibit A-3
#32620513 v1

Schedule to Assignment Agreement
Assignor:     _______________________________________________________
Assignee:     _______________________________________________________
Effective Date:     _______________________________________________________

Credit Agreement:
Credit Agreement, dated as of October 31, 2014, among PDI, INC., a Delaware corporation, as Borrower, the other loan parties party thereto, the financial institutions party thereto from time to time as Lenders, and SWK FUNDING LLC, as Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

Interests Assigned:

	Term Loan	Aggregate Pro Rata Term Loan Share
Assignor Amounts (pre‑assignment)	$20,000,000	100%
Assignor Amounts (post‑assignment)	$
Amounts Assigned
Assignee Amounts (pre‑assignment)	$0	0%
Assignee Amounts (post‑assignment)	$

Assignee Information:

Address for Notices:	Address for Payments:
Bank:
ABA#:
Attention:	Account#:
Telephone:	Reference:
Telecopy:

Exhibit A-4
#32620513 v1

EXHIBIT B
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
[____________], 20[_]
Please refer to the Credit Agreement, dated as of October 31, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among PDI, INC., a Delaware corporation (“Borrower”), the lenders party thereto from time to time as Lenders, and SWK FUNDING LLC, as administrative agent (in such capacity, together with its successors and assigns, the “Agent”) on behalf of the Lenders. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
Enclosed herewith is a copy of the [annual audited/quarterly] financial statements required under the Credit Agreement as at and for the period ending [___________] (the “Computation Date”), which financial statements fairly present in all material respects the financial condition and results of operations of the Persons covered by such financial statements as of the Computation Date and for the period then ended and have been prepared in accordance with GAAP consistently applied (subject to the absence of footnotes and to normal year‑end adjustments).
Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the computations required by Sections 7.13.1, 7.13.2 and 7.13.3 of the Credit Agreement and such computations are true and correct in all material respects as at the Computation Date.
Borrower further certifies that no Event of Default or Default has occurred and is continuing [except as set forth on Annex I hereto, which Annex describes such Event of Default or Default and the steps, if any, being taken to cure it].
Borrower has caused this Certificate to be executed and delivered by its officers thereunto duly authorized on [    ], 20 [    ].
PDI, INC.,
a Delaware corporation

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Exhibit B-1
#32620513 v1

Schedule to Compliance Certificate
Dated as of __________1

A.	Section 7.13.1 - Consolidated Unencumbered Liquid Assets
1A.
Cash Equivalent Investments owned by Borrower and its Subsidiaries on a consolidated basis which are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of such asset (or proceeds thereof) prior to the general creditors of Borrower and such Subsidiaries other than the Lien of Agent for the benefit of the Lenders or Agent and any Lien securing an Approved AR Loan Facility:

		(a)	any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof	$ _______
(b)
commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A‑l by Standard & Poor’s Ratings Group or P‑l by Moody’s Investors Service, Inc.
$ _______
(c)
any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000)
$ _______
(d)
any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in Item (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of Items (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder
$ _______
		(e)	money market accounts or mutual funds which invest $_ exclusively or substantially in assets satisfying the foregoing requirements	$ _______
		(f)	cash	$ _______
		(g)	other short term liquid investments approved in writing by Agent	$ _______
	1B.	Total of Items (a) through (g) above
	2.	Minimum Required		$1,500,000
	Is the amount in Item 1B greater than the amount in Item 2?			_____ Yes
_____ No

[1] The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

Exhibit B-2
#32620513 v1

B.	Section 7.13.2 - Minimum Aggregate Revenue
	1.	Net Sales for twelve consecutive month period ending on the Computation Date
	2.	Royalties for twelve consecutive month period ending on the Computation Date
	3.	Any other income or revenue recognized by Borrower or its Subsidiaries on a consolidated basis in accordance with GAAP for twelve consecutive month period ending on the Computation Date
	4.	Sum of Items 1 through 3
	5.	Minimum Required for corresponding Fiscal Quarter	(See table in Section 7.13.2 of the Credit Agreement)
	Is the amount in Item 4 greater than the amount referenced in Item 5?		_____ Yes
_____ No
C.	Section 7.13.3 - Minimum Diagnostic Product Revenue
	1.	Net Sales with regard to the molecular diagnostics business for twelve consecutive month period ending on the Computation Date
	2.	Minimum Required for corresponding Fiscal Quarter	$25,000,000
	Is the amount in Item 1 greater than the amount referenced in Item 2?		_____ Yes
_____ No

Exhibit B-3
#32620513 v1

EXHIBIT C
Form of Note
PROMISSORY NOTE
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OF THE NOTE MAY CONTACT THE
[    ] OF THE ISSUER AT TELEPHONE NUMBER [    ], FOR INFORMATION
CONCERNING THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THIS NOTE.
$[    ]     [    ], 20[    ]
FOR VALUE RECEIVED and pursuant to the terms of this PROMISSORY NOTE (as amended, restated, supplemented, or otherwise modified from time to time, this “Note”), the undersigned, PDI, INC., a Delaware corporation (“Borrower”), having an address at 300 Interpace Parkway, Morris Corporate Center 1, Building A, Parsippany, NJ 07054, promises to pay to the order of [] (together with all subsequent holders of this Note being hereinafter referred to collectively, as “Holder”), at the offices of SWK FUNDING, LLC, a Delaware limited liability company, as agent (in such capacity, together with its successors and assigns, the “Agent”), on behalf of Holder and the other Lenders (defined below), having an address at 15770 Dallas Parkway, Suite 1290, Dallas, Texas 75248, or at such other place as Holder hereof may designate in writing, the principal sum of [    ] DOLLARS ($[    ]), pursuant to that certain Credit Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto from time to time (each a “Lender” and collectively, the “Lenders”), and Agent, together with interest on the unpaid amount from time to time outstanding under this Note at the rate or rates of interest provided therefor in the Credit Agreement. This Note evidences the obligation of Borrower to repay, with interest thereon, the Loans under the Credit Agreement made by Lenders to Borrower pursuant to the Credit Agreement.
DEFINITIONS
Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
PRINCIPAL AND INTEREST
Principal. Borrower shall make payments on the unpaid principal balance of this Note and accrued interest on the unpaid principal balance of this Note in accordance with the provisions of the Credit Agreement. If not sooner paid, the entire unpaid principal balance of this Note and all interest thereon shall be paid on the Term Loan Maturity Date.
Interest. Interest on the unpaid balance of this Note will accrue from the date of this Note until final payment thereof in accordance with the applicable provisions of the Credit Agreement.

Exhibit C-1
#32620513 v1

Prepayments. Borrower may prepay the principal sum outstanding from time to time hereunder as provided in the Credit Agreement, subject to any prepayment premium set forth in the Credit Agreement.
INCORPORATION OF CREDIT AGREEMENT
This Note has been issued pursuant to the Credit Agreement, and all of the terms, covenants and conditions of the Credit Agreement (including all Exhibits and Schedules thereto) and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full.
EVENTS OF DEFAULT
Upon the occurrence and during the continuance of an Event of Default, the Holder shall have the rights and remedies set forth in the Credit Agreement and the other Loan Documents, in addition to any other remedies to which the Holder may be entitled.
LAWFUL LIMITS
All agreements between Borrower and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof, of the Credit Agreement or of any other Loan Documents shall involve transcending the limit of validity prescribed by any law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any circumstance Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Holder.
To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code, as amended from time to time, apply in determining the Maximum Lawful Rate notwithstanding that the parties have chosen that the laws of the State of New York (or applicable United States federal law to the extent that it permits Beneficiary to contract for, charge, take, receive or reserve a greater amount of interest than the laws of the State of New York) to govern and control in the enforcement, interpretation and construction of the Loan Documents generally, Holder hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Holder’s right from time to time to change such method in accordance with applicable law, as the same may be amended or modified from time to time, to utilize any other method of establishing the Maximum Lawful Rate under the Texas Finance Code or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. To the extent United States federal law permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Holder will rely on United States federal law instead of applicable state law for the purpose of determining the Maximum Lawful Rate. As used herein, (x) the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Beneficiary in accordance with the applicable law (or applicable United States federal law to the extent that it permits Beneficiary to contract for, charge, take, receive or reserve a greater amount of interest than under applicable state law), taking into account all Charges made in connection with the transaction evidenced by the Note and the other Loan Documents, and (y) the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged,

Exhibit C-2
#32620513 v1

received, taken or reserved by Holder in connection with the transactions relating to the Loan Agreement, the Note and the other Loan Documents, which are treated as interest under applicable law.
MISCELLANEOUS
WAIVERS. PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT OR DISHONOR, PROTEST, NOTICE OF PROTEST, DEMAND, NOTICE OF DEMAND, NOTICE OF ACCELERATION OR INTENT TO ACCELERATE AND ALL OTHER NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THIS NOTE ARE HEREBY IRREVOCABLY WAIVED BY BORROWER.
Exercise of Remedies. No delay on the part of Agent or Holder in the exercise of any right, power or remedy hereunder, under the Credit Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by Agent or Holder of any right, power or remedy hereunder, under the Credit Agreement or under any other Loan Document preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Upon the occurrence and continuance of an Event of Default, Agent and Holder shall at all times have the right to proceed against any portion of the Collateral in such order and in such manner as Agent and Holder may deem fit, subject to an in accordance with the Guarantee and Collateral Agreement and IP Security Agreement without waiving any rights with respect to any other security.
Invalid Provisions. The illegality or unenforceability of any provision of this Note shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Note.
Governing Law. THIS NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5‑1401 AND SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).
Definition of Note. All references to “Note” or “Notes” in the Loan Documents shall also include this Note, to the extent not returned to Borrower for cancellation, as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time.
New Notes. Upon Agent’s written request (on behalf of Holder) Borrower shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing Notes, in such smaller amounts or denominations as Agent shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding under the Credit Agreement and replaced by such new Notes and returned to Borrower within a reasonable period of time after Agent’s receipt of the replacement Notes.
Replacement Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding under the Credit Agreement. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing to indemnify, defend and save them harmless in respect of such replaced Notes.

Exhibit C-3
#32620513 v1

[Remainder of page intentionally blank; signature page follows].

Exhibit C-4
#32620513 v1

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed as of the day and year first written above.
BORROWER:

PDI, INC.,
a Delaware corporation

By: ___________________________________
Name: _________________________________
Title: __________________________________

Exhibit C-5
#32620513 v1

EXHIBIT D
Form of Diagnostic Company Stock Purchase Agreement
(See Attached)

Exhibit D-1
#32620513 v1

[Exhibit A to First Amendment to Collaboration Agreement]

STOCK PURCHASE AGREEMENT

Dated as of _____________, ______
By and Among

[PDI, INC.], Buyer

And the Shareholders of

[***], Sellers
*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-2
#32620513 v1

TABLE OF CONTENTS

Article 1 DEFINITIONS		6
1.1	Definitions	6
1.2	Construction	10
1.3	Headings	10
1.4	Number and Gender	10
1.5	Knowledge	10
1.6	Statutes	11
1.7	"Including", "Herein" and References	11
Article 2 PURCHASE AND SALE; CLOSING		11
2.1	Purchase and Sale of Shares	11
2.2	Purchase Price	11
2.3	Closing; Closing Date	12
2.4	Deliveries at the Closing	12
2.5	Conditions to the Sellers' Obligations at Closing	12
Article 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION		12
3.1	Representations and Warranties of the Sellers	12
3.2	Representations and Warranties of the Buyer	14
Article 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		15
4.1	Organization, Qualification, and Corporate Power	15
4.2	Authorization of Transaction	15
4.3	Capitalization	16
4.4	Noncontravention	16
4.5	Brokers' Fees	16
4.6	Other Matters	17
4.7	Performance under Collaboration Agreement	17
Article 5 POST-CLOSING COVENANTS		17
5.1	Access to Records	17
5.2	Litigation Support	17
5.3	Non-Competition; Non-Solicitation	17
5.4	Confidentiality	18

Exhibit D-3
#32620513 v1

5.5	Tax Matters	18
Article 6 DELIVERABLES AT CLOSING		21
6.1	Sellers' Deliverables	21
6.2	Buyers' Deliverables	22
Article 7 REMEDIES FOR BREACHES OF THIS AGREEMENT		22
7.1	Survival of Representations and Warranties	22
7.2	Indemnification of Buyer	23
7.3	Indemnification of Sellers	24
7.4	Limitations on Indemnification for Breaches of Representations and Warranties	24
7.5	Notice of Claim	25
7.6	Third Person or Governmental Body Claims	25
7.7	Purchase Price Adjustment	26
7.8	Calculation of Losses	26
7.9	No Contribution	26
7.10	Offset Rights	26
Article 8 MISCELLANEOUS		27
8.1	Seller Representative	27
8.2	Press Releases and Public Announcements	28
8.3	No Third-Party Beneficiaries	28
8.4	Entire Agreement	28
8.5	Succession and Assignment	28
8.6	Counterparts	28
8.7	Notices	29
8.8	Governing Law	29
8.9	Submission to Jurisdiction; Consent to Service of Process	29
8.10	Amendments and Waivers	30
8.11	Severability	30
8.12	Expenses	31
8.13	Further Assurances	31
8.14	Release	31
8.15	Incorporation of Exhibits	32

Exhibit D-4
#32620513 v1

Exhibits
Exhibit Article 3.1 (b)    Consents Required by Sellers
Exhibit Article 3.1 (c)    Sellers’ Brokers’ Fees
Exhibit Article 3. 1(d)    Agreements regarding Shares
Exhibit Article 3. 1(c)    Consents Required by Buyer
Exhibit Article 4.1    Managers, Directors and Officers of Company
Exhibit Article 4.3    Capitalization
Exhibit Article 4.4    Noncontravention
Exhibit Article 4.5    Company’s Brokers’ Fees
Exhibit Article 4.6    Updated Disclosure Exhibits

Exhibit D-5
#32620513 v1

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of ________, ____by and among [PDI, INC., a Delaware corporation] (the “Buyer”) and the individuals identified on the signature page hereto (collectively, the “Sellers”).
WHEREAS, Sellers own 100% of the issued and outstanding shares (the “Shares”) of [ ]2, a Delaware corporation (the “Company”); and
WHEREAS, Sellers desire to sell to the Buyer, and the Buyer desires to purchase from Sellers, all of each Sellers’ respective Shares, upon the terms and subject to the conditions set forth in this Agreement, so that the Buyer will become the owner of all of the issued and outstanding Shares of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Buyer and the Sellers hereby agree as follows:
1.    DEFINITIONS
1.1    Definitions
In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agreement” means this Stock Purchase Agreement, including all exhibits hereto, as it may be amended from time to time.
“Applicable Law” means any United States or foreign statute, law (including the common law), ordinance, rule, code, or regulation that applies in whole or in part to, as the case may be, the Company, the Buyer or Sellers or any of their respective businesses, properties or assets. Any reference to any federal, provincial, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
“Business Day” means any day of the year on which national banking institutions in New Jersey are open to the public for conducting business and are not required or authorized to close.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Documents” has the meaning set forth in Section 3.2(b).

[2] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-6
#32620513 v1

“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Consideration” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collaboration Agreement” means that certain Collaboration Agreement between PDI, Inc. and the Company, dated August 19, 2013, as amended by the First Amendment to the Collaboration Agreement, dated August __, 2014 to which this Agreement is Exhibit A.
“Company” has the meaning set forth in the second paragraph of this Agreement. “Company Documents” has the meaning set forth in Section Article 4.2.
“Company GAAP Liabilities” means, without duplication, all liabilities of the Company as of the Closing Date (i) for Indebtedness or (ii) that would have been disclosed on a balance sheet of the Company prepared according to GAAP as of the Closing Date, including without limitation accounts payable, accrued but unpaid expenses, and other liabilities.
“Confidential Information” has the meaning set forth in Section 1 of the Confidential Disclosure Agreement dated May 7, 2013 between Buyer and the Company, as applicable to information relating to the businesses and affairs of the Company.
“Expenses” means all reasonable out‑of‑pocket expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified hereunder (including court filing fees, court costs, arbitration or mediation fees or costs, and reasonable fees and disbursements of legal counsel).
“Extension Fee” has the meaning set forth in the Collaboration Agreement.
“FIRPTA Certificate” means a statement complying with the relevant provisions of the Treasury Regulations under Code Section 1445 certifying as to a Seller’s non‑foreign status.
“Fundamental Representations” means the representations Sections 7.1 through 7.5 (inclusive), 7.7, 7.12, and 7.21 of Exhibit B to the Collaboration Agreement.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Body” means any United States or foreign government, whether federal, state, municipal or local, or other governmental, legislative, executive or judicial authority, commission or regulatory body.

Exhibit D-7
#32620513 v1

“[***]3” means [***], an individual and the principal stockholder of the Company.
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of any other Persons of the type referred to in clauses (i) through (vi), the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Security Interest on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnification Threshold” has the meaning set forth in Section 7.4(a). “Indemnified Party” has the meaning set forth in Section 7.5(a). “Indemnitor” has the meaning set forth in Section 7.5(a). “IRS” means the Internal Revenue Service.
“Legal Proceeding” means any action, suit, proceeding, hearing, mediation, claim (including any counterclaim), notice or other assertion of legal liability or investigation of, in, or before any Governmental Body or before any arbitrator.
“Litigating Party” has the meaning set forth in Section 5.2.
“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including incidental damages, but excluding indirect, consequential, exemplary and punitive damages except to the extent such damages are payable to a third party), reasonable expenses, deficiencies, debts, adverse claims or other charges (whether in contract, tort, strict liability or otherwise).
“Material Adverse Change” means any change, effect, event, occurrence or state of facts that is materially adverse to (a) the business, properties, assets, financial condition, prospects or results of operations of the Company, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, any adverse change, effect or circumstance resulting from general economic factors affecting the economy as a whole, to the extent that such factors do not have a disproportionate effect on the Company relative to other companies operating in the molecular diagnostics industry, that materially impair the Company’s ability to conduct its

[3] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-8
#32620513 v1

operations shall not be deemed in themselves, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Change.

“Net Closing Payment” has the meaning set forth in Section 2.2(a).
“Ordinary Course” means any transaction relating to the Company which constitutes an ordinary day‑to‑day business activity of the Company reasonably consistent with past practice of the Company.
“Organic Documents” means, with respect to a corporation, such corporation’s charter or certificate of incorporation and by‑laws, or, with respect to a general or limited partnership, such partnership’s general or limited partnership agreement, or, with respect to a limited liability company, such limited liability company’s certificate of formation and operating agreement.
“Parties” means the Buyer and the Sellers, collectively, and “Party” means any one of them.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint‑stock company, trust, unincorporated organization or other entity.
“[***]4 Loan” has the meaning set forth in the Collaboration Agreement.
“Post‑Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period ending after the Closing Date.
“Pre‑Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Restricted Business” means any business or other enterprise involved in the development or commercialization of any products, services or technology for, or related to, diagnosis of thyroid cancer or diagnosis of kidney rejection.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, pledge, lien, deed of trust, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance, charge, or other security interest, restriction or limitation.
“Seller Documents” has the meaning set forth in Section 3. 1(a). “Seller Indemnitees” has the meaning set forth in Section 7.3. “Seller Representative” has the meaning set forth in Section 8.1. “Sellers” has the meaning set forth in the first paragraph of this Agreement. “Shares” has the meaning set forth in the recitals of this Agreement. “Straddle Period” has the meaning set forth in Section 5.5(c)(i).
“Tax” means (i) any federal, state, local or foreign net income, alternative or add‑on minimum, gross income, gross receipts, property, sales, franchise, use, value added, transfer, gains, capital gains, license, excise, employment, payroll, withholding, capital, ad valorem, profits, inventory, capital stock, social security, unemployment, severance, stamp, occupation, estimated or minimum tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any interest, penalty, fine, addition to tax or additional amount imposed by any Governmental Body in connection with any item

[4] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-9
#32620513 v1

described in clause (i) and (iii) any liability in respect of any item described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502‑6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Claim” has the meaning set forth in Section 5.5(f).
“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Total Consideration” means the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000), (ii) the PDI Commercialization Expenditures (as defined in the Collaboration Agreement), (iii) the Closing Consideration and (iv) the Royalty Payments (as defined in the Collaboration Agreement).
“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, including any successor provisions thereto.
1.2    Construction
The Parties have participated jointly in the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
1.3    Headings
The division of this Agreement into articles, sections, subsections, and exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subSection and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.
1.4    Number and Gender
In this Agreement, words in the singular include the plural and vice‑versa and words in one gender include all genders.
1.5    Knowledge
Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a natural Person, it shall be deemed to refer to knowledge of such Person after due inquiry, and where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a Person that is not an individual, it shall be deemed to refer to the knowledge after due inquiry of such Person’s directors and executive officers (including, in the case of the Company,

Exhibit D-10
#32620513 v1

[***]5) and all other officers and managers having responsibility relating to the applicable matter.
1.6    Statutes
Unless specified otherwise, reference in this Agreement to a statute refers to that statute or to any amended or restated legislation of comparable effect. Reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
1.7    “Including”, “Herein” and References
The word “including” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. All uses of the words “herein”, “hereto”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular Section or portion of it. References to an Article, Section, Subsection or Exhibit refer to the applicable article, section, subsection or exhibit of this Agreement.
2.    PURCHASE AND SALE; CLOSING
2.1    Purchase and Sale of Shares
Upon the terms and subject to the conditions of this Agreement, on the Closing Date each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s Shares, free and clear of any and all Security Interests.
2.2    Purchase Price
(a)    In consideration for the Shares, at the Closing:
(i)    the Buyer will pay to the Sellers at Closing an aggregate amount equal to (x) Three Million Dollars ($3,000,000), less (y) the sum of (A) any Extension Fee paid pursuant to the Collaboration Agreement and (B) the amount of any liabilities identified on Exhibit 2.2(a) and any other Company GAAP Liabilities (to the extent not paid by the Company prior to the Closing Date), by wire transfer of immediately available funds to the Sellers (the difference of (x) minus (y), the “Net Closing Payment”);
(ii)    the Buyer will pay the amount of liabilities specified on Exhibit 2.2(a) to such account or accounts specified by the Company for immediate distribution in payment of the liabilities set forth on Exhibit 2.2(a); provided, however, that in no event shall the amounts payable under this Section 2(a)(ii) exceed an amount equal to Three Million Dollars ($3,000,000) minus the Company GAAP Liabilities that are not specified on Exhibit 2.2(a); and
(iii)    the then outstanding amount of the [***] Loan shall be reduced to zero, ((i), (ii) and (iii) collectively, the”Closing Consideration”)

[5] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-11
#32620513 v1

(b)    (i)    The Buyer shall pay to [***] in his capacity as Seller Representative for further distribution to the Sellers at the Closing, the Net Closing Payment, by wire transfer of immediately available funds to the accounts in the United States specified by [***]6 in writing to the Buyer at least three (3) Business Days prior to the Closing.
(c)    In the event any Company GAAP Liabilities are identified within two (2) years after Closing that were not deducted from the Net Closing Payment as required by Section 2.2(a), Sellers shall reimburse Buyer for each and every such Company GAAP Liability within five (5) Business Days after receiving the Buyer’s written demand therefor. Subject to Section7.4(d), the foregoing does not limit or modify the indemnification obligations in Article 7.
2.3    Closing; Closing Date
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof at the offices of [***] at [address] (or at such other place as shall be agreed upon by the parties hereto in writing) at 10:00 a.m. (local time) on the date hereof (the “Closing Date”), unless another time or date is agreed to in writing by the Parties hereto.
2.4    Deliveries at the Closing
At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, including duly executed instruments of transfer or assignment representing all of his or her Shares, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below, and (iii) the Buyer will deliver to [***] in his capacity as Seller Representative for further distribution to each of the Sellers the amounts required pursuant to Section 2.2(b) above.
2.5    Conditions to the Sellers’ Obligations at Closing
The obligations of the Sellers to sell the Shares to the Buyer at the Closing are subject to PDI’s full payment of all undisputed invoices, and the Parties’ good faith resolution of all disputed invoices, submitted by [***]7 to PDI pursuant to Section 2.1(f) of the Collaboration Agreement.
3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
3.1    Representations and Warranties of the Sellers
Each of the Sellers represents and warrants to the Buyer that, with respect to himself or herself:
(a)    Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”) and to perform his or her obligations hereunder and

[6] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[7] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-12
#32620513 v1

thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions.
(b)    Noncontravention.
(i)    Except as disclosed in Exhibit 3.1 (b), neither the execution and the delivery of this Agreement nor any of the Seller Documents, nor the consummation of the transactions contemplated hereby or thereby, will violate any Applicable Law to which the Seller is subject.
(ii)    Except as disclosed in Exhibit 3.1 (b), neither the execution and the delivery of this Agreement nor any of the Seller Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets are subject. Except as otherwise disclosed in Exhibit 3. 1(b), the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Seller Documents or in order for the Parties to consummate the transactions contemplated by this Agreement.
(c)    Brokers’ Fees. Except as disclosed in Exhibit 3.1(c), the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(d)    Ownership. Except as disclosed in Exhibit 3.1(d), (i) the Seller holds of record and owns beneficially his or her Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and restrictions in favor of Buyer pursuant to the Collaboration Agreement), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, and holds no other rights to acquire any additional capital stock or other equity interests from the Company, (ii) the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock or other equity interests of the Company (other than those in favor of Buyer under this Agreement and the Collaboration Agreement), (iii) the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or other equity interests of the Company and (iv) the Seller has the power and authority to sell, transfer, assign and deliver the Shares, and such delivery will convey to Buyer good and marketable title to such Shares, free and clear of any and all Security Interests.
(e)    No Claims or Disputes. No Seller currently has any claim or dispute with any other Seller, the Company or any of the Company’s managers or any other Person of any nature relating in any way to the Company, the business and operations of the Company or such Seller’s ownership of Shares in the Company, including, but not limited to, disputes concerning wages, taxes and distributions.

Exhibit D-13
#32620513 v1

There is no Legal Proceeding pending, or to the Knowledge of the Seller threatened, against the Seller or to which the Seller is otherwise a party relating to this Agreement or the Seller Documents or the transactions contemplated hereby.
(f)    Litigation. There is no Legal Proceeding against Seller or to which Seller is otherwise a party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Legal Proceeding.
3.2    Representations and Warranties of the Buyer
The Buyer represents and warrants to the Sellers that:
(a)    Organization of the Buyer. The Buyer is a corporation duly formed, validly existing, and in good standing under the laws of Delaware.
(b)    Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by each other Party thereto) this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, the valid and legally binding obligation of the Buyer, enforceable in accordance with their respective terms and conditions.
(c)    Noncontravention.
(i)    Neither the execution and the delivery of this Agreement nor any of the Buyer Documents, nor the consummation of the transactions contemplated hereby or thereby, will violate any Applicable Law to which the Buyer is subject or any provision of its Organic Documents.
(ii)    Neither the execution and the delivery of this Agreement nor any of the Buyer Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject. Except as otherwise disclosed in Exhibit 3.2(c), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Buyer Documents or in order for the Parties to consummate the transactions contemplated by this Agreement.

Exhibit D-14
#32620513 v1

(d)    Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
(e)    Litigation. There is no Legal Proceeding against Buyer or to which Buyer is otherwise a party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Buyer’s Knowledge, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Legal Proceeding.
(f)    Sufficiency of Funds. At the Closing Date, and at such time as payment may be required to be made by the Buyer under this Agreement and/or the Collaboration Agreement, the Buyer will have sufficient funds available to it to permit the Buyer to pay all amounts payable to the Sellers, including the Closing Consideration.
(g)    (x)    Investment Intent. The Shares are being purchased for the Buyer’s own account, for investment purposes only and not with the view to, or for resale in connection with, any distribution or public offering thereof (within the meaning of such terms in the Securities Act). The Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
(h)    Disclosure of Information. The Buyer has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 4 of this Agreement or the right of the Buyer to rely thereon.
4.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
[***]8 represents and warrants to the Buyer that:
4.1    Organization, Qualification, and Corporate Power
The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and duly authorized to conduct business and in good standing under the laws of each jurisdiction where qualification is required, except for jurisdictions where the failure to be so qualified would not cause the Company to experience a Material Adverse Change. The Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Exhibit 4.1 lists the directors and officers of the Company.
4.2    Authorization of Transaction
The Company has full power and authority to execute and deliver each agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the

[8] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-15
#32620513 v1

transactions contemplated by this Agreement (collectively, the “Company Documents”), and to perform its obligations thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of each of the Company Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by all required action on the part of the Company. Each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) each of the Company Documents to which the Company is a party, when so executed and delivered, will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms and conditions.
4.3    Capitalization
The entire authorized capital stock of the Company consists of 10,000,000 voting shares of Common Stock, of which 2,060,000 shares of Common Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by the Sellers as disclosed in Exhibit 4.3 and were not issued to or acquired by the Sellers in violation of any Applicable Law applicable to the Company, or of any agreement to which the Company is a party, or of any preemptive rights granted by the Company or, to the Knowledge of the Company, any other Person. Except as disclosed in Exhibit 4.3, (i) no shares of capital stock or other equity interests of the Company are reserved for issuances or are held as treasury shares, (ii) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments relating to the capital stock or other equity interests of the Company, granted by the Company or, to the Knowledge of the Company, any other Person, (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, (iv) there are no obligations, contingent or otherwise, of the Company or, to the Knowledge of the Company, any of the Sellers or any other Persons, to purchase, redeem or otherwise acquire any capital stock or other equity interests of the Company, (v) there are no agreements or understandings, including voting trusts and proxies, among or by the Company and any of the Sellers or any other Persons with respect to the Company, and (vi) there are no dividends which have accrued or have been declared but are unpaid on the capital stock or other equity interests of the Company.
4.4    NONCONTRAVENTION
(a)    Except as disclosed in Exhibit 4.4, neither the execution and the delivery of this Agreement or the Company Documents, nor the consummation of the transactions contemplated hereby, will violate any Applicable Law to which the Company is subject or any provision of the Organic Documents of the Company.
(b)    Except as disclosed in Exhibit 4.4, neither the execution and the delivery of this Agreement or the Company Documents, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as disclosed in Exhibit 4.4, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent (all of which have already been obtained), or approval of any Person or Governmental Body

Exhibit D-16
#32620513 v1

in connection with the execution and delivery of this Agreement and the Company Documents and in order for the Parties to consummate the transactions contemplated by this Agreement.
4.5    Brokers’ Fees
Except as disclosed in Exhibit 4.5, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.6    Other Matters
Attached hereto as Exhibit 4.6 is an update to the representations contained in Exhibit B to the Collaboration Agreement and updated counterparts of the exhibits to the Collaboration Agreement referred to in Exhibit B of the Collaboration Agreement. The representations and warranties in Exhibit 4.6 are true and correct, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties are true and correct on and as of such earlier date).
4.7    Performance under Collaboration Agreement
The Company has complied in all material respects with the terms and conditions of the Collaboration Agreement, the Company is not in material breach or default under the Collaboration Agreement, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Collaboration Agreement.
5.    POST‑CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing.
5.1    Access to Records
After the Closing, Buyer will cause the Company to allow the Seller Representative to inspect, for all proper purposes, any and all books and records of the Company existing on the Closing Date as may be reasonably required in order to allow the Sellers to comply with their obligations to Buyer or third parties in connection with any Legal Proceedings, except that Buyer shall not be required to provide access to such books and records in connection with a dispute between Buyer and the Company and/or any Seller; provided, that such access will be upon reasonable prior written notice, during normal business hours, at Sellers’ expense and conducted in a manner so as not to unreasonably interfere with the Company’s business.
5.2    Litigation Support
In the event and for so long as any Party (the “Litigating Party”) is actively contesting or defending against any Legal Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with the Litigating Party and his or its counsel in the contest or defense, and make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Litigating Party (except as otherwise provided in Article 7), provided that this Section 5.2 shall not apply in respect of any Legal Proceeding brought against the Litigating Party by any other Party hereto.

Exhibit D-17
#32620513 v1

5.3    Non‑Competition; Non‑Solicitation
(a)    [***]9 agrees that for a period of three (3) years from and after the Closing Date, neither he nor any of his Affiliates shall, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Restricted Business; provided, however, that the restrictions contained in this Section 5.3(a) shall not restrict the acquisition by [***]10 or any of his Affiliates, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.
(b)    [***]11 agrees that for a period of three (3) years from and after the Closing Date, neither he nor any of his Affiliates shall, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with the Company to terminate or modify any such actual or prospective relationship.
5.4    Confidentiality
Each of the Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, Article 5 of the Collaboration Agreement and/or Section 11.12 of the Collaboration Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments of the Confidential Information which are in his or its possession; provided, however, that the Sellers may retain, and shall have no obligation to return to Buyer or destroy, any information provided to the Sellers pursuant to Article 5 of the Collaboration Agreement or generated in connection with the undertakings described in Section 11.12 of the Collaboration Agreement. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4 at the Buyer’s expense.
5.5    Tax Matters
(a)    Tax Indemnity.
(i)    The Sellers hereby agree collectively, in proportion to their respective pro rata share of the Total

[9] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[10] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[11] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-18
#32620513 v1

Consideration, to be liable for and to indemnify and hold the Buyer Indemnitees harmless from and against, and pay to the Buyer Indemnitees, the amount of any and all Losses in respect of (i) all Taxes of the Company (or any predecessor thereof) for any Pre‑Closing Tax Period (determined as provided in Section 5.5(c)); (ii) the failure of any of the representations and warranties contained in Section 7.12 of Exhibit 4.6 to be true and correct in all respects (determined without regard to any qualification related to materiality or Knowledge contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; and (iii) any failure by the Sellers to timely pay any and all Taxes required to be borne by the Sellers pursuant to Section 8.12.
(ii)    The Buyer hereby agrees to be liable for and to indemnify and hold the Seller Indemnitees harmless from and against, and pay to the Seller Indemnitees, the amount of any and all Losses in respect of (x) all Taxes of the Company (or any predecessor thereof) for any Post‑Closing Tax Period; and (y) the failure of the Buyer to perform any covenant contained in this Agreement with respect to Taxes.
(b)    Tax Returns; Payment of Taxes.
(i)    Prior to the Closing Date, the Company shall timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns or owed (whether or not shown to be due on any Tax Returns).
(ii)    Buyer shall cause the Company to timely prepare and file with the appropriate Taxing Authorities all Tax Returns related to the Company not described in subsection (i) above and, subject to the rights to payment from the Sellers under subsection (iii) below, shall cause the Company to pay all Taxes due with respect to such Tax Returns or owed (whether or not shown to be due on any Tax Returns). In the case of any Tax Return required to be filed pursuant to this subsection (ii) that reflects Taxes that are the subject of indemnification by the Sellers under Section 5.5(a), above, Buyer shall provide the Seller Representative at least fifteen (15) Business Days before filing with copies of such completed Tax Returns, along with supporting workpapers, for the review and approval of the Seller Representative, such approval not to be unreasonably withheld or delayed. The Seller Representative and the Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Seller Representative and the Buyer are unable to resolve any dispute with respect to such Tax Returns prior to the due date for filing, such dispute shall be resolved pursuant to Section 5.5(g), which resolution shall be binding on the parties.
(iii)    Not later than ten (10) Business Days prior to the due date for the payment of Taxes on any Tax Returns for which the Buyer has filing responsibility pursuant to subsection (ii), the Sellers shall pay to the Buyer the amount of Taxes owed by the Sellers, as reasonably determined by the Buyer in accordance with the provisions of Section 5.5(a) and 5.5(c). No payment pursuant to this subsection (iii) shall excuse the Sellers from their indemnification obligations pursuant to Section 5.5(a) if the amount of Taxes for which Sellers are liable under this Agreement as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Sellers’ payment under this Section 5.5(b)(iii). If the amount of Taxes for which Sellers are liable under this Agreement as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns is less than the amount of the Sellers’ payment under this Section 5.5(b)(iii),

Exhibit D-19
#32620513 v1

the Buyer shall reimburse to Sellers the amount of such overpayment not later than ten (10) Business Days following the date of such ultimate determination.
(c)    Allocations; Straddle Period.
(i)    In any case in which a Tax is assessed with respect to a taxable period that includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes of the Company, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
(ii)    To the extent that Taxes are not apportioned pursuant to Section 5.5(c)(i) using the closing of the books method, such as in the case of real, personal and intangible property Taxes, the amount of these Taxes shall be allocated to the Pre‑Closing and Post‑Closing Tax Periods based on a fraction, the denominator of which is the number of days during such Tax Period and the numerator of which is the number of days in the Straddle Period.
(d)    Cooperation. The Seller Representative, the Company, and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns, if any) and any other matters relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving Tax Claims.
(e)    Tax Refunds. Any refund received by the Company of Taxes attributable to a Pre‑Closing Tax Period (determined in accordance with Section 5.5(c)) shall be for the account of the Sellers; provided, however, that the Sellers shall not be entitled to any refund of Taxes to the extent such refund is attributable to the carryback of losses arising in or attributable to a taxable period (including the portion of any Straddle Period) beginning after the Closing Date to a Pre‑Closing Tax Period. All other Company Tax refunds, including those described in clauses (i) and (ii) above, shall be for the account of the Buyer. The Buyer shall, and shall cause the Company to, forward any Tax refund received by the Company to which the Sellers may be entitled in accordance with this Section 5.5(e) to the Seller Representative for further distribution to the Sellers as promptly after such receipt as is commercially practicable.
(f)    Tax Audits.
(i)    If notice of any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before any Taxing Authority with respect to Taxes of the Company (a “Tax Claim”) shall be received by any Party for which the other Party would be liable pursuant to Section 5.5(a), the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party

Exhibit D-20
#32620513 v1

notice as provided herein shall not relieve such failing Party of its obligations under this Section 5.5 except to the extent that the other Party is actually and materially prejudiced thereby.
(ii)    The Seller Representative shall have the sole right to represent the interests of the Company in any Tax Claim relating exclusively to taxable periods ending on or before the Closing Date if and to the extent the Sellers are potentially liable for any Taxes resulting therefrom, and to employ counsel of their choice at their expense; provided, however, that the Seller Representative may not agree to a settlement or compromise thereof without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed; and provided, further, that if such Tax Claim involves an issue that recurs in a Post‑Closing Tax Period of Buyer, the Company or any of their respective Affiliates or otherwise could adversely affect the Buyer, the Company or any or their respective Affiliates for a Post‑Closing Tax Period, then (A) the Seller Representative and the Buyer shall jointly control the defense and settlement or compromise of any such Tax Claim and each Party shall cooperate with the other Party at its own expense, and (B) there shall be no settlement or closing or other agreement with respect thereto without the written consent of each of the Buyer and the Seller Representative, which consents shall not be unreasonably withheld or delayed.
(iii)    In the case of any Tax Claim not described in (ii) above, the Buyer shall have the right, at the expense of the Sellers to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 5.5(a) hereof, to represent the interests of the Company; provided that in the case of any Tax Claim that is the subject of indemnification under Section 5.5(a), Buyer shall not settle such claim without the written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed.
(g)    Disputes. Any dispute as to any matter covered under this Section 5.5 shall be resolved by an independent accounting firm mutually acceptable to the Seller Representative and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct.
(h)    Exclusivity. The indemnification provided for in this Section 5.5 shall be the sole remedy for any claim in respect of Taxes. In the event of a conflict between the provisions of this Section 5.5, on the one hand, and the provisions of Article 7, on the other, the provisions of this Section 5.5 shall control. For the avoidance of doubt, the limitations contemplated in Section 7.4 shall not apply to any recovery under Section 5.5(a) hereof.
6.    DELIVERABLES AT CLOSING
6.1    Sellers’ Deliverables
The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to delivery of the following documents by Sellers:
(a)    a certificate of an officer of the Company dated as of the Closing Date and certifying (i) that correct and complete copies of its Organic Documents are attached thereto, (ii) that correct and

Exhibit D-21
#32620513 v1

complete copies of each resolution of its board of directors approving the Company Documents to which it is a party and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the persons authorized to execute and deliver the Company Documents on behalf of the Company;
(b)    the resignations, effective as of the Closing, and release of claims to fees or expenses of each director and officer of the Company whose resignation has been requested by the Buyer;
(c)    duly executed instruments of assignment or transfer from each Seller with respect to all of his or her Shares;
(d)    a FIRPTA Certificate in form and substance satisfactory to the Buyer; and
(e)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Buyer.
The Buyer may waive any of the foregoing deliverables specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.
6.2    Buyer’s Deliverables
The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to Buyer’s payment of the Closing Consideration as provided in Section 2.2 and delivery of the following documents by Buyer:
(a)    a certificate of an officer of the Buyer dated as of the Closing Date and certifying (i) that correct and complete copies of its Organic Documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Buyer Documents to which it is a party and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the persons authorized to execute and deliver the Buyer Documents on behalf of the Buyer;
(b)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Sellers.
The Sellers may waive any of the foregoing deliverables condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.
7.    REMEDIES FOR BREACHES OF THIS AGREEMENT
7.1    Survival of Representations and Warranties
The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing and shall terminate at the close of business on the date two (2) years following the Closing Date, except that the representations and warranties of the Sellers contained in Sections 7.11 and 7.14 of Exhibit 4.6 and in Section 4.7 hereof shall survive the Closing and shall terminate at the close of

Exhibit D-22
#32620513 v1

business on the date three (3) years following the Closing Date, and except further that the representations and warranties of the Sellers contained in Sections 3.1 (a), (b)(i) and (c)‑(f), 4.1, 4.2, 4.3, 4.4(a), 4.5 and 4.6 to the extent such Section 4.6 relates to the Fundamental Representations, and of the Buyer contained in Sections 3.2(a)‑(c)(i) and (d)‑(h), shall survive until 90 days after the expiration of the applicable underlying statute of limitations; provided, however, that any obligations under Section 7.2 or 7.3 shall not terminate with respect to any Losses and Expenses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the identifying party in accordance with Section 7.4(a) before the termination of the applicable period for survival of the representation and warranty pursuant to this Section 7.1.
7.2    Indemnification of Buyer
(a)    Each Seller shall severally (but not jointly) defend and indemnify the Buyer, its Affiliates (including the Company) and each of their officers, directors, employees, stockholders, agents and representatives (collectively, the “Buyer Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any such Buyer Indemnitee arising from, relating to or otherwise:
(i)    based upon, attributable to or resulting from the failure of any representation or warranty made by such Seller in Section 3.1 or in any Seller Document of such Seller to be true and correct in all respects as of the date hereof and at and as of the Closing Date; or
(ii)    based upon, attributable to or resulting from any breach of any covenant or other agreement of such Seller under this Agreement or any Seller Document of such Seller.
(b)    [***]12 shall defend and indemnify the Buyer Indemnitees against and hold them harmless from any Losses and Expenses suffered or incurred by any such Buyer Indemnitee arising from, relating to or otherwise:
(i)    based upon, attributable to or resulting from the failure of any representation or warranty made by [***]13 in Article 4 of this Agreement or by the Company in any Company Document, as the case may be, to be true and correct in all respects as of the date hereof and at and as of the Closing Date;
(ii)    any claim in relation to Taxes, as provided in Section 5.5; and
(iii)    based upon, attributable to or resulting from that certain engagement letter between the Company and Torreya Capital, a division of the Financial West Investment Group, dated October 4, 2012 including any and all amounts now or hereafter payable by the Company under or in connection with such agreement.

[12] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[13] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-23
#32620513 v1

7.3    Indemnification of Sellers
The Buyer shall defend and indemnify the Sellers and their respective Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any Seller arising from, relating to or otherwise:
(a)    based upon, attributable to or resulting from the failure of any representation or warranty made by the Buyer in this Agreement or in any Buyer Document, as the case may be, to be true and correct in all respects as of the date hereof and at and as of the Closing Date;
(b)    based upon, attributable to or resulting from any breach of any covenant or other agreement of the Buyer under this Agreement or any Buyer Document; and
(c)    based upon, attributable to or resulting from any breach of any covenant or other agreement of the Buyer under Sections 5. 1(c) or 11.12 of the Collaboration Agreement.
7.4    Limitations on Indemnification for Breaches of Representations and Warranties
(a)    [***]14 shall not have any liability under Section 7.2(b)(i) unless the aggregate of all Losses and Expenses relating thereto for which [***] would, but for this proviso, be liable to indemnify all Indemnified Parties exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), and then only to the extent the aggregate amount of such Losses and Expenses exceed the Indemnification Threshold.
(b)    The aggregate amount of all Losses and Expenses for which (i) the Sellers in the aggregate shall be liable pursuant to Sections 7.2(a) or 7.2(b) shall not exceed the Total Consideration and (ii) any Seller individually shall be liable pursuant to Sections 7.2(a) shall not exceed such Seller’s pro rata portion of the Total Consideration. The aggregate amount of all Losses and Expenses for which Buyer shall be liable pursuant to 7.3 shall not exceed the Total Consideration.
(c)    The limitations on indemnification set forth in Sections 7.4(a) and Section 7.4(b) shall not apply to Losses and Expenses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1 (a), 3.1(b)(i), 3.1(c)‑(f), 3.2(a)‑(c)(i), 3.2(d)‑(h), 4.1, 4.2, 4.3, 4.4(a), 4.5 and 4.6 to the extent such Section 4.6 relates to the Fundamental Representations.
(d)    In the event a Party is entitled to recover the same Losses under more than one provision of this Agreement, such Party shall only be permitted to recover such Losses one time, and without duplication.
(e)    Notwithstanding the foregoing, this Section 7.4 shall not (i) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (ii) apply in respect of any claim of fraud, including any tort claim or cause of action based upon, arising out of or related to any intentional misrepresentation made in or in connection with this Agreement or as an

[14] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-24
#32620513 v1

inducement to enter into this Agreement.
(f)    Subject to Section 7.4(d), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims on the part of any other Party hereto in connection with the transactions contemplated by this Agreement for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7.
7.5    Notice of Claim
(a)    Any Party seeking indemnification hereunder (the “Indemnified Party”) shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice a reference to the provision of this Agreement, Seller Document, Company Document or Buyer Document upon which such claim is based; provided, that a Claim Notice in respect of any Legal Proceeding by or against a third Person as to which indemnification will be sought shall be given, promptly reasonable after the action or suit is commenced; and provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure.
(b)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 7 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any Governmental Body of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Following such determination of the amount of indemnification, the Indemnified Party shall forward to the Indemnitor written notice of any sums due and owing by the Indemnitor and the Indemnitor shall pay all of such sums so due and owing within five (5) Business Days by wire transfer of immediately available funds.
7.6    Third Person or Governmental Body Claims
(a)    The Indemnitor shall have the right to conduct and control, through counsel of its choosing, who is reasonably satisfied to the Indemnified Party, the defense, compromise or settlement of any third Person or Governmental Body claim, action or suit (a “Third Party Claim”) against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from such Indemnitor hereunder. If the Indemnitor acknowledges its obligation and elects to defend against, compromise, or, settle any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) Business Days of the Indemnified Party’s claim notice with respect to such Third Party Claim in accordance with Section (a) (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnitor must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may

Exhibit D-25
#32620513 v1

defend against, negotiate, settle or otherwise deal with such Third Party Claim. The Parties shall, in connection with any Third Party Claim the Indemnitor has elected to defend against, compromise or settle, furnish such records, information as may be reasonably requested by the in connection therewith. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense compromise or settlement thereof; provided, however, that such Indemnified
Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor, if (i) so requested by the Indemnitor to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Notwithstanding anything in this Section 7.6 to the contrary, neither the Indemnitor nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.
(ggg)    Notwithstanding the provisions of Section (a), in the event of any claim for injunctive or other equitable relief against the Buyer that would if successful reasonably be expected to have a material and continuing effect on the Company, and for which the Buyer would be entitled to indemnification, the Buyer may assume the defense of such claim at the cost and expense of the Sellers.
7.7    Purchase Price Adjustment
Any indemnification payment made by the Buyer or any Seller under this Article 7 or Section 5.5 shall be treated by the Buyer and the Sellers as an adjustment to the Closing Consideration for federal, state and local Tax purposes.
7.8    Calculation of Losses
Notwithstanding anything to the contrary set forth herein, solely for purposes of Section 7.2 in determining the amount of any Losses and Expenses suffered or incurred by any Buyer Indemnitee related to a breach of any representation or warranty of any Seller, but not whether there has occurred any such breach, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Change” or similar qualifications set forth therein.
7.9    NO Contribution
The Sellers shall have no right of contribution or other recourse against the Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by the Buyer, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Buyer.
7.10    Offset Rights
Buyer shall have the right to set off any amounts owed by the Sellers to Buyer under this Agreement against any amounts owed by Buyer to the Sellers under the Collaboration Agreement. If PDI intends to

Exhibit D-26
#32620513 v1

exercise such right, it shall provide written notice to the Seller Representative, and if the Seller Representative disputes PDI’s notice, the amount claimed to be subject to set‑off shall thereafter be paid by PDI into escrow until the claim is resolved by (a) written agreement of PDI and the Seller Representative, or (b) a final, non‑appealable judgment or decree of any Governmental Body. If such resolution upholds the set‑off in whole or in part, the funds paid into escrow shall be released first to PDI in an amount equal to the amount of such determination, and the remaining escrow funds, if any, shall then promptly be released to the Seller Representative. If such resolution denies the set‑off, the funds paid into escrow shall promptly be released to the Seller Representative. Notwithstanding the foregoing, all funds paid into escrow shall promptly be released to the Seller Representative if the dispute has not been resolved within 180 days after delivery by PDI of the applicable set‑off notice to the Seller Representative, or such longer period as PDI and the Seller Representative may agree, if prior to the conclusion of such period neither PDI nor the Seller Representative has commenced a Legal Proceeding with respect to the claimed set‑off.
8.    MISCELLANEOUS
8.1    Seller Representative
(hhh)    By virtue of the adoption of this Agreement by the Sellers other than
[***]15, and without further action of any such Seller, each such Seller shall be deemed to have irrevocably constituted and appointed [***]16 (and by execution of this Agreement [***]17 hereby accepts such appointment) as agent and attorney‑in‑fact (in such capacity, the “Seller Representative”) for and on behalf of the Sellers (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Seller with respect to and in connection with and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under Section 2.2 or Article 7. The power of attorney granted in this Section 8.1 is coupled with an interest and is irrevocable, may be delegated by the Seller Representative and shall survive the death or incapacity of each Seller. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services.
(vii)    The Seller Representative shall not be liable to any Person for any act taken in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties under this Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), and shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Seller Representative, except to the extent of any Losses actually incurred as a proximate result of the gross negligence or bad faith of the Seller Representative. The Seller Representative shall be entitled to recover any out‑of‑pocket costs and expenses reasonably incurred by the Seller Representative in connection with actions taken by the Seller Representative pursuant to the terms of Section 2.2 or Article 7 of this Agreement or Article 5 or Section 11.12 of the

[15] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[16] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[17] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-27
#32620513 v1

Collaboration Agreement (including the payment of brokers’ fees and expenses, the hiring of legal counsel and the incurring of legal fees and costs), from the Sellers jointly and severally, including, without limitation, by deducting such costs and expenses from amounts otherwise distributable to the Sellers.
(jjj)    From and after the date of this Agreement, any decision, act, consent or instruction of the Seller Representative with respect to Section 2.2 or Article 7 shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Buyer may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. Buyer is hereby relieved from any liability to any Person for any acts done by Buyer in accordance with any such decision, act, consent or instruction of the Seller Representative.
8.2    Press Releases and Public Announcements
No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly‑traded securities (in which case the disclosing Party will use all commercially reasonable efforts to advise the other Parties prior to making the disclosure).
8.3    NO Third‑Party Beneficiaries
Except as specifically provided in Section 8.5, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
8.4    Entire Agreement
This Agreement (including the documents referred to herein), the Seller Documents, the Company Documents, the Buyer Documents and the Confidentiality Agreement constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
8.5    Succession and Assignment
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign this Agreement and/or any or all of its rights and interests hereunder to any entity with which it may merge or consolidate, or which acquires all or substantially all of its business and assets, (ii) assign this Agreement and/or any or all of its rights and interests hereunder to one or more of its Affiliates, and/or (iii) designate one or more of its Affiliates to perform its obligations hereunder. In addition, rights provided to Sellers under this Agreement are not transferrable or assignable under any circumstance without a written opinion of counsel for Buyer that such transfer or assignment complies with applicable securities laws.
8.6    Counterparts

Exhibit D-28
#32620513 v1

For the convenience of the Parties, this agreement may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on the Parties.
8.7    Notices
All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO THE SELLERS:	COPY TO:
[***]	Thompson Hine LLP 335 Madison Avenue 12th Floor New York, NY 10017‑4611 Attn: Faith L. Charles, Esq.

IF TO THE BUYER:	COPY TO:
[PDI, Inc.] Morris Corporate Center 1, Building A 300 Interpace Parkway Parsippany, NJ 07054 Attn: Jeffrey Smith., CFO	Norris McLaughlin & Marcus, P.A. 721 Route 202‑206, Suite 200 Bridgewater, NJ 08807 Attn: David Blatteis, Esq.
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail, but not electronic mail or messaging), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8    Governing Law
This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or covenant made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.
8.9    Submission to Jurisdiction; Consent to Service of Process
(a)    The Parties hereto hereby irrevocably submit to the non‑exclusive jurisdiction of any federal or state court located within the State of New Jersey over any dispute arising out of or relating to

Exhibit D-29
#32620513 v1

this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the Parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.7.
(c)    THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.10    Amendments and Waivers
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
8.11    Severability
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Exhibit D-30
#32620513 v1

8.12    Expenses
Each Party will bear its and their own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each other agreement, document and instrument contemplated by this Agreement. All transfer Taxes and other expenses required to complete the sale of the Shares shall be borne by the Sellers.
8.13    Further Assurances
The Parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by Applicable Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other documents delivered in connection with the Closing. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.
8.14    Release
Effective as of the Closing, each [***]18 Shareholder on behalf of himself or herself and his or her respective Affiliates hereby releases, remises and forever discharges, to the extent permitted by law, any and all rights and claims that he or she has had, now has or might now have against the Company, except with respect to or in connection with (a) matters which such [***]19 Shareholder is entitled to indemnification pursuant to this Agreement, (b) indemnification as an officer or director arising under the Company’s Certificate of Incorporation or Bylaws, the Delaware General Corporation Law or any insurance policy, (c) obligations of the Company under this Agreement, Article 5 or Section 11.12 of the Collaboration Agreement, or any other document or instrument executed and delivered by the Company pursuant to this Agreement and (d) accrued but unpaid compensation payable to any [***]20 Shareholder in his or her capacity as a consultant of the Company in the ordinary course of their consultancy for periods prior to the Closing provided same is disclosed at Closing as a Company GAAP Liability or on Exhibit 2.2(a). Each [***]21 Shareholder has been advised by, or has had the opportunity to be advised by and has waived such opportunity, independent legal counsel and is familiar with the provisions of certain state laws that provide, in effect, that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

[18] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[19] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[20] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[21] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-31
#32620513 v1

8.15    Incorporation of Exhibits
The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
[signature page follows]

Exhibit D-32
#32620513 v1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLERS:	BUYER:

[PDI, INC.]
[***][22]	By:
[***][23]	Title:
[***][24]
[***][25]

[22] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[23] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[24] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[25] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D-33
#32620513 v1

EXHIBIT 3.1(b)

#32620513 v1

EXHIBIT 3.1(c)
See Engagement letter, between [***]26 and Torreya Capital, a division of the Financial West Investment Group, dated [***]27.

[26] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.
[27] Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

#32620513 v1

EXHIBIT 3.1(d)
None.

#32620513 v1

EXHIBIT 3.2(c)
None.

#32620513 v1

EXHIBIT 4.3
None.

#32620513 v1

EXHIBIT 4.4
None.

#32620513 v1

SCHEDULE 1.1
PENDING ACQUISITIONS AS OF THE CLOSING DATE
RedPath Acquisition.

#32620513 v1

SCHEDULE 4.1
PRIOR DEBT
Amended and Restated Loan and Security Agreement between Interspace Diagnostics Corporation (as successor by merger to RedPath Integrated Pathology, Inc.) and Square 1 Bank dated May 21, 2012.28
Series C Convertible Promissory Notes issued pursuant to that certain 2013 Series C Convertible Promissory Note Purchase Agreement, dated as of September 23, 2013, by and between RedPath Integrated Pathology, Inc. and each of its stockholders set forth on Exhibit A thereto, as amended on October 31, 2014.29

28 To be paid off in connection with RedPath Acquisition
29 To be paid off in connection with RedPath Acquisition

#32620513 v1

SCHEDULE 5.1
JURISDICTIONS OF QUALIFICATION

Name	State of Incorporation/Formation	Foreign Qualification Jurisdiction
PDI, Inc.	Delaware	New Jersey
Group DCA, LLC	Delaware	New Jersey
Interpace BioPharma, LLC	New Jersey	None
Interpace Diagnostics, LLC	Delaware	New Jersey
JS Genetics, Inc.	Delaware	Connecticut New Jersey
RedPath Acquisition Sub, Inc.[30]	Delaware	None
Interpace Diagnostics Corporation[31]	Delaware	Florida Massachusetts New Jersey Pennsylvania Washington

[30] Immediately prior to closing of the RedPath Acquisition
[31] Immediately after closing of the RedPath Acquisition

#32620513 v1

SCHEDULE 5.7
OWNERSHIP OF PROPERTIES; LIENS
Two patent applications are co‑owned by Interpace Diagnostics, LLC with Brigham Woman’s Hospital.

#32620513 v1

SCHEDULE 5.8
CAPITALIZATION

Company Name	Name of Owner(s) of more than 10%	Total number and type of ownership interests issued	Number and type of ownership interests authorized
PDI, Inc.	John P. Dugan Heartland Advisors, Inc.	15,361,725 shares of Common Stock	40,000,000 shares of common stock; 5,000,000 shares of preferred stock
Group DCA, LLC	PDI, Inc.	8,693,250 shares of interest in company	N/A
Interpace BioPharma, LLC	PDI, Inc.	Membership Interests	N/A
Interpace Diagnostics, LLC	PDI, Inc.	Membership Interests	N/A
JS Genetics, Inc.	Interpace Diagnostics, LLC	500 shares of Common Stock	491,900 shares of common stock; 8,100 shares of preferred stock
RedPath Acquisition Sub, Inc.[32]	Interpace Diagnostics, LLC	100 shares of Common Stock	1000 shares of Common Stock
Interpace Diagnostics Corporation[33]	Interpace Diagnostics, LLC	100 shares of Common Stock	1000 shares of Common Stock

[32] Immediately prior to closing of the RedPath Acquisition
[33] Immediately after closing of the RedPath Acquisition

#32620513 v1

SCHEDULE 5.13
TAX DISCLOSURE SCHEDULE
The Company expects to incur underpayment penalties as tax estimates were not paid on a timely basis due to cash flow constraints.
Federal tax: As of October 6, 2014, the Company owes $54,976.01. Interest and penalties will be calculated by the IRS at the customary rate for tax due. As of October 6, 2014, $1,829.06 is due as a failure to pay penalty, and $887.95 of interest charges is due. These charges will continue to accrue until paid.
Pennsylvania State Tax: The Company owes $104,303.00 upon the original filing date of the PA tax return, which was March 15, 2014. Interest and penalties will be calculated by the PA Department of Revenue at the customary rate for tax due until the balance is paid.

#32620513 v1

SCHEDULE 5.16
INSURANCE
[Omitted]

#32620513 v1

SCHEDULE 5.18(A)
BORROWER’S REGISTERED INTELLECTUAL PROPERTY
Copyrights
none
Patents
U.S. cases:

Owner	App. No. Patent No.	Filing Date Issue Date	Title	Country
Interpace Diagnostics	60/826,173 NA	09/19/2006 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	US
Interpace Diagnostics	11/857,948 NA	9/19/2007 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	US
Interpace Diagnostics	61/414,778 NA	11/17/2010 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	US
Interpace Diagnostics	13/299,226 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	US
Interpace Diagnostics	61/534,332 NA	09/13/2011 NA	Methods and Compositions Involving miR‑135B for Distinguishing Pancreatic Cancer from Benign Pancreatic Disease	US
Interpace Diagnostics	61/536,486 NA	09/19/2011 NA	Methods and Compositions Involving miR‑135B for Distinguishing Pancreatic Cancer from Benign Pancreatic Disease	US
Interpace Diagnostics	13/615,066 NA	9/13/2012 NA	Methods and Compositions Involving miR‑135B for Distinguishing Pancreatic Cancer from Benign Pancreatic Disease	US
Interpace Diagnostics	61/552,451 NA	10/27/2011 NA	miRNAs as Diagnostic Biomarkers to Distinguish Benign from Malignant Thyroid Tumors	US
Interpace Diagnostics	61/552,762 NA	10/27/2011 NA	miRNAs as Diagnostic Biomarkers to Distinguish Benign from Malignant Thyroid Tumors	US
Interpace Diagnostics	13/662,450 NA	10/27/2012 NA	miRNAs as Diagnostic Biomarkers to Distinguish Benign from Malignant Thyroid Tumors	US
Interpace Diagnostics	61/709,411 NA	10/04/2012 NA	Diagnostic mirnas for Differential Diagnosis of Incidental Pancreatic Cystic Lesions	US

#32620513 v1

Owner	App. No. Patent No.	Filing Date Issue Date	Title	Country
Interpace Diagnostics	61/716,396 NA	10/19/2012 NA	Diagnostic mirnas for Differential Diagnosis of Incidental Pancreatic Cystic Lesions	US
Interpace Diagnostics	13/801,737 NA	3/13/2013 NA	Diagnostic mirnas for Differential Diagnosis of Incidental Pancreatic Cystic Lesions	US
PDI, Inc.	13/436,259	3/30/2012	Consolidated Presentation Of Pharmaceutical Information From Multiple Sources	US
JS Genetics Inc.	13/266434	4/28/2010	Molecdular Diagnosis of Fragile X Syndrome Associated with FMR1 Gene	US
JS Genetics Inc.	13/266429	4/26/2010	Method of Prenatal Molecular Diagnosis of Down Syndrome and Other Trisomic Disorders	US

Foreign Cases:

Owner	App. No. Patent No.	Filing Date Issue Date	Title	Country
Interpace Diagnostics	PCT/US07/78936 NA	09/19/2007 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	PCT
Interpace Diagnostics	2007299828 NA	9/19/2007 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	AU
Interpace Diagnostics	2,664,383 NA	9/19/2007 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	CA
Interpace Diagnostics	12159733 NA	9/19/2007 NA	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	EU
Interpace Diagnostics	2009‑529373 5520605	9/19/2007 4/11/2014	MicroRNAs Differentially Expressed in Pancreatic Disease and Uses Thereof	JP
Interpace Diagnostics	PCT/US11/61237 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	PCT
Interpace Diagnostics	2011329772 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	AU
Interpace Diagnostics	1120130122650 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	BR
Interpace Diagnostics	2817882 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	CA

#32620513 v1

Owner	App. No. Patent No.	Filing Date Issue Date	Title	Country
Interpace Diagnostics	14150739.2 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	EU
Interpace Diagnostics	226356 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	IL
Interpace Diagnostics	2013540026 NA	11/17/2011 NA	MiRNAs as Biomarkers for Distinguishing Benign from Malignant Thyroid Neoplasms	JP
Interpace Diagnostics	PCT/US2012/062330 NA	10/27/2012 NA	miRNAs as Diagnostic Biomarkers to Distinguish Benign from Malignant Thyroid Tumors	PCT
Interpace Diagnostics	12787991.4 NA	10/27/2012 NA	miRNAs as Diagnostic Biomarkers to Distinguish Benign from Malignant Thyroid Tumors	EU
Interpace Diagnostics	PCT/US2013/030990 NA	3/13/2013 NA	Diagnostic mirnas for Differential Diagnosis of Incidental Pancreatic Cystic Lesions	PCT
PDI, Inc.	PCT/US2013/034670	3/29/2013	Consolidated Presentation Of Pharmaceutical Information From Multiple Sources	PCT

Co‑owned Patent Applications

Owner	App. No. Patent No.	Filing Date Issue Date	Title	Country
Interpace Diagnostics & Brigham Women’s Hospital	13/801,737 NA	3/13/2013 NA	Diagnostic Mirnas For Differential Diagnosis Of Incidental Pancreatic Cystic Lesions	US
Interpace Diagnostics & Brigham Women’s Hospital	PCT/US2013/030990 NA	3/13/2013 NA	Diagnostic Mirnas For Differential Diagnosis Of Incidental Pancreatic Cystic Lesions	PCT

Trademarks

#32620513 v1

Owner	Mark	Country	App. No. Reg. No.
Interpace Diagnostics	MIRINFORM	US	77/447,187 3,546,361
Interpace Diagnostics	MIRINFORM	US	85/067,844 4,071,426
Interpace Diagnostics	MIRINFORM	US	85/067,850 4,071,427
Interpace Diagnostics	MIRINFORM	MP (CN)	A0035669 1162299
Interpace Diagnostics	MIRINFORM	MP (CN)	A0035671 11621785
Group DCA, LLC	DIAGRAM	US	85/145,671 3,970,284
Group DCA, LLC	CUECARD	US	78/826,562 3,486,366
Group DCA, LLC	PD ONE	US	85/567,143 4,593,300
Group DCA, LLC	PD ONE	US	85/567,130 4,593,299
Interpace Diagnostics, LLC	BaraGen	US	86/390,390 n/a
Interpace Diagnostics, LLC	THYMIRA	US	86/370,332 n/a
Interpace Diagnostics, LLC	THYRAMIR	US	86/370,328 n/a
Interpace Diagnostics, LLC	PancraGEN	US	86/370,325 n/a
Interpace Diagnostics, LLC	ThyGenX	US	86/365,003 n/a
Interpace Diagnostics, LLC	PANCRAMIR	US	86/357,914 n/a
Interpace Diagnostics LLC		US	86/290,079 n/a
Interpace Diagnostics LLC	POWER IN PERFORMANCE	US	86/325,980 n/a
PDI, Inc.	INTERPACE DIAGNOSTICS	US	86/130,866 n/a
PDI, Inc.		US	76/630,045 3,617,915
PDI, Inc.		US	76/630,047 3,344,703
PDI, Inc.	PDI	US	76/630,046 3,617,916

#32620513 v1

Owner	Mark	Country	App. No. Reg. No.
PDI, Inc.	PD ONE REP	US	86/227,209 n/a
PDI, Inc.	THE MEDICAL BUZZ	US	85/930,489 4465320
PDI, Inc.	THE MEDICAL BAG	US	85/929,050 n/a
PDI, Inc.	WHAT KILLED ‘EM	US	85/930,510 4,465,321
PDI, Inc.	DESPICABLE DOCTORS	US	85/930,412 4465315
PDI, Inc.	COMIC SEIZURE	US	85/930,420 4465316
PDI, Inc.	HCP ECOSYSTEM	US	85/971374 n/a
PDI, Inc.	INTERPACE DIAGNOSTICS	US	86/130866

#32620513 v1

Mask Works
none

#32620513 v1

Redpath Assets

Redpath Patents

Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
2584989	CA	Abandoned	MOLECULAR ANALYSIS OF CELLULAR FLUID AND LIQUID CYTOLOGY SPECIMENS FOR CLINICAL DIAGNOSIS, CHARACTERIZATION, AND INTEGRATION WITH MICROSCOPIC PATHOLOGY EVALUATION	10/24/2005		RedPath Integrated Pathology, Inc.
2585025	CA	Abandoned	DYNAMIC GENOMIC DELETION EXPANSION AND FORMULATION OF MOLECULAR MARKER PANELS FOR INTEGRATED MOLECULAR PATHOLOGY DIAGNOSIS AND CHARACTERIZATION OF TISSUE, CELLULAR FLUID, AND PURE FLUID SPECIMENS	10/24/2005		RedPath Integrated Pathology, Inc.
2584723	CA	Abandoned	ENHANCED AMPLIFIABILITY OF MINUTE FIXATIVE‑TREATED TISSUE SAMPLES, MINUTE STAINED CYTOLOGY SAMPLES, AND OTHER MINUTE SOURCES OF DNA	10/24/2005		RedPath Integrated Pathology, Inc.
5818189.2	EP	Abandoned	MOLECULAR ANALYSIS OF CELLULAR FLUID AND LIQUID CYTOLOGY SPECIMENS FOR CLINICAL DIAGNOSIS, CHARACTERIZATION, AND INTEGRATION WITH MICROSCOPIC PATHOLOGY EVALUATION	10/24/2005		RedPath Integrated Pathology, Inc.

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Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
5818314.6	EP	Abandoned	DYNAMIC GENOMIC DELETION EXPANSION AND FORMULATION OF MOLECULAR MARKER PANELS FOR INTEGRATED MOLECULAR PATHOLOGY DIAGNOSIS AND CHARACTERIZATION OF TISSUE, CELLULAR FLUID, AND PURE FLUID SPECIMENS	10/24/2005		RedPath Integrated Pathology, Inc.
5817148.9	EP	Abandoned	ENHANCED AMPLIFIABILITY OF MINUTE FIXATIVE‑TREATED TISSUE SAMPLES, MINUTE STAINED CYTOLOGY SAMPLES, AND OTHER MINUTE SOURCES OF DNA	10/24/2005		RedPath Integrated Pathology, Inc.
60/620926	US	Expired	TOPOGRAPHIC GENOTYPING FOR DEFINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGICAL BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	10/22/2004		RedPath Integrated Pathology, Inc.
11/255978	US	Abandoned	TOPOGRAPHIC GENOTYPING FOR DETERMINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGIC BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	10/24/2005		RedPath Integrated Pathology, Inc.
60/631240	US	Expired	TOPOGRAPHIC GENOTYPING FOR DETERMINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGIC BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	11/29/2004		RedPath Integrated Pathology, Inc.

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Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
11/256150	US	Abandoned	MOLECULAR ANALYSIS OF CELLULAR FLUID AND LIQUID CYTOLOGY SPECIMENS FOR CLINICAL DIAGNOSIS, CHARACTERIZATION, AND INTEGRATION WITH MICROSCOPIC PATHOLOGY EVALUATION	10/24/2005		RedPath Integrated Pathology, Inc.
60/644568	US	Expired	TOPOGRAPHIC GENOTYPING FOR DETERMINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGIC BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	01/19/2005		RedPath Integrated Pathology, Inc.
11/256152	US	Abandoned	DYNAMIC GENOMIC DELETION EXPANSION AND FORMULATION OF MOLECULAR MARKER PANELS FOR INTEGRATED MOLECULAR PATHOLOGY DIAGNOSIS AND CHARACTERIZATION OF TISSUE, CELLULAR FLUID, AND PURE FLUID SPECIMENS	10/24/2005		RedPath Integrated Pathology, Inc.
60/679968	US	Expired	MOLECULAR ANALYSIS OF CELLULAR FLUIDS SPECIMENS FOR CLINICAL DIAGNOSIS, CHARACTERIZATION, AND INTEGRATION WITH MICROSCOPIC PATHOLOGY EVALUATION	05/12/2005		RedPath Integrated Pathology, Inc.
11/255980	US	Abandoned	ENHANCED AMPLIFIABILITY OF MINUTE FIXATIVE‑TREATED TISSUE SAMPLES, MINUTE STAINED CYTOLOGY SAMPLES, AND OTHER MINUTE SOURCES OF DNA	10/24/2005		RedPath Integrated Pathology, Inc.

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Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
60/679969	US	Expired	DYNAMIC GENOMIC DELETION EXPANSION: A PREDICTOR OF CANCER BIOLOGICAL AGGRESSIVENESS	05/12/2005		RedPath Integrated Pathology, Inc.
14/305,727	US	Pending	TOPOGRAPHIC GENOTYPING FOR DETERMINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGIC BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	6/16/2014		RedPath Integrated Pathology, Inc.
US2005/038315	PCT	Expired	MOLECULAR ANALYSIS OF CELLULAR FLUID AND LIQUID CYTOLOGY SPECIMENS FOR CLINICAL DIAGNOSIS, CHARACTERIZATION, AND INTEGRATION WITH MICROSCOPIC PATHOLOGY EVALUATION	10/24/2005		RedPath Integrated Pathology, Inc.
US2005/038313	PCT	Expired	DYNAMIC GENOMIC DELETION EXPANSION AND FORMULATION OF MOLECULAR MARKER PANELS FOR INTEGRATED MOLECULAR PATHOLOGY DIAGNOSIS AND CHARACTERIZATION OF TISSUE, CELLULAR FLUID, AND PURE FLUID SPECIMENS	10/24/2005		RedPath Integrated Pathology, Inc.
US2005/038311	PCT	Expired	ENHANCED AMPLIFIABILITY OF MINUTE FIXATIVE‑TREATED TISSUE SAMPLES, MINUTE STAINED CYTOLOGY SAMPLES, AND OTHER MINUTE SOURCES OF DNA	10/24/2005		RedPath Integrated Pathology, Inc.

#32620513 v1

Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
US2005/038312	PCT	Expired	TOPOGRAPHIC GENOTYPING FOR DETERMINING THE DIAGNOSIS, MALIGNANT POTENTIAL, AND BIOLOGIC BEHAVIOR OF PANCREATIC CYSTS AND RELATED CONDITIONS	10/24/2005		RedPath Integrated Pathology, Inc.
2198774	CA	Abandoned	TOPOGRAPHIC GENOTYPING	09/22/1995		RedPath Integrated Pathology, Inc.
95935153.7	EP	Abandoned	TOPOGRAPHIC GENOTYPING	09/22/1995		RedPath Integrated Pathology, Inc.
8‑511138	JP	Abandoned	TOPOGRAPHIC GENOTYPING	09/22/1995		RedPath Integrated Pathology, Inc.
6,340,563 (08/667493)	US	Granted	TOPOGRAPHIC GENOTYPING	06/24/1996	01/22/2002	RedPath Integrated Pathology, Inc.
7,014,999 (10/008278)	US	Granted	TOPOGRAPHIC GENOTYPING	11/05/2001	03/21/2006	RedPath Integrated Pathology, Inc.
11/289624	US	Abandoned	TOPOGRAPHIC GENOTYPING	11/30/2005		RedPath Integrated Pathology, Inc.
08/311553	US	Abandoned	TOPOGRAPHIC GENOTYPING	09/23/1994		RedPath Integrated Pathology, Inc.
US95/12372	US	Expired	TOPOGRAPHIC GENOTYPING	09/22/1995		RedPath Integrated Pathology, Inc.
61/240919	US	Abandoned	GENERATION OF A COMPREHENSIVE PATHOLOGY REPORT BASED ON MOLECULAR AND GENETIC ANALYSIS	09/09/2009		RedPath Integrated Pathology, Inc.
61/294355	US	Abandoned	METHODS OF COMPARATIVE MUTATIONAL PROFILING	01/12/2010		RedPath Integrated Pathology, Inc.

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Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
61/429908	US	Expired	METHODS OF COMPARATIVE MUTATIONAL PROFILING	01/05/2011		RedPath Integrated Pathology, Inc.
61/292561	US	Abandoned	METHODS OF IDENTIFYING BLOOD AND BLOOD‑DERIVED DNA CONTENT IN CYST	01/06/2010		RedPath Integrated Pathology, Inc.
61/429900	US	Expired	METHODS OF IDENTIFYING BLOOD AND BLOOD‑DERIVED DNA CONTENT IN CYST	01/05/2011		RedPath Integrated Pathology, Inc.
61/297136	US	Abandoned	METHOD OF GENERATING A PATHOLOGY REPORT FOR COMPARATIVE MUTATIONAL PROFILING	01/21/2010		RedPath Integrated Pathology, Inc.
61/425109	US	Expired	MOLECULAR DISCRIMINATION BETWEEN SPORADIC VERSUS TOXIN‑ASSOCIATED CANCER FORMATION	12/20/2010		RedPath Integrated Pathology, Inc.
13/331966	US	Abandoned	METHODS OF DIFFERENTIATING BETWEEN NON‑GENOTOXIN AND GENOTOXIN‑ASSOCIATED TUMORS	12/20/2011		RedPath Integrated Pathology, Inc.
61/443014	US	Expired	METHODS OF DIFFERENTIATING BETWEEN NON‑GENOTOXIN VERSUS GENOTOXIN‑ASSOCIATED TUMORS	02/15/2011		RedPath Integrated Pathology, Inc.
61/549684	US	Expired	METHODS OF GENOTYPING DNA FROM RESIDUAL SUPERNATANT FLUID FORM BIOLOGICAL SPECIMENS	10/20/2011		RedPath Integrated Pathology, Inc.
61/565879	US	Expired	METHODS OF IDENTIFYING DYSPLASIA IN A SUBJECT	12/01/2011		RedPath Integrated Pathology, Inc.

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Pat. No/App. No.	Country	Status	Title	Filing Date	Issue Date	Assignee
13/692727	US	Pending	METHODS FOR TREATING BARRETT’S METAPLASIA AND ESOPHAGEAL ADENOCARCINOMA	12/03/2012		RedPath Integrated Pathology, Inc.
13/954247	US	Pending	METHODS FOR TREATING BARRETT’S METAPLASIA AND ESOPHAGEAL ADENOCARCINOMA	07/30/2013		RedPath Integrated Pathology, Inc.
US14/46702	PCT	Pending	METHODS FOR TREATING BARRETT’S METAPLASIA AND ESOPHAGEAL ADENOCARCINOMA	07/15/2014		RedPath Integrated Pathology, Inc.
61/612061	US	Expired	METHODS OF GENOTYPING DNA FROM RESIDUAL RADIOCONTRAST AGENT	03/16/2012		RedPath Integrated Pathology, Inc.
61/640527	US	Expired	METHODS FOR DIAGNOSING LOW AND HIGH GRADE DYSPLASIA IN BARRETT’S ESOPHAGUS	04/30/2012		RedPath Integrated Pathology, Inc.
61/661256	US	Expired	METHODS FOR DIAGNOSING LOW AND HIGH GRADE DYSPLASIA IN BARRETT’S ESOPHAGUS	06/18/2012		RedPath Integrated Pathology, Inc.
61/731725	US	Expired	METHODS FOR MEASURING CARCINOEMBRYONIC ANTIGEN	11/30/2012		RedPath Integrated Pathology, Inc.
14/092,036	US	Pending	METHODS FOR MEASURING CARCINOEMBRYONIC ANTIGEN	11/27/2013		RedPath Integrated Pathology, Inc.
61/824623	US	Expired	METHODS FOR MEASURING CARCINOEMBRYONIC ANTIGEN	05/17/2013		RedPath Integrated Pathology, Inc.
61/840963	US	Expired	METHODS FOR MEASURING CARCINOEMBRYONIC ANTIGEN	06/28/2013		RedPath Integrated Pathology, Inc.

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Red Path Copyrights:
None.

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Red Path Trademarks:

Country	Mark	Reg./App. No.	Filing Date	Reg. Date	Goods	Registrant	Status
US	PATHFINDERTG	3208314 (78/848127)	3/28/06	2/13/07	IC042 ‑Medical laboratory services, namely, testing and analysis of tissue or fluids for diagnostic and forensic purposes	RedPath Integrated Pathology, Inc.	Registered

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SCHEDULE 5.18(B)
PRODUCTS, SERVICES AND REQUIRED PERMITS

Name of Entity	Services	Products	Required Permits
PDI Inc.
Sales Services (Personal Promotion) business unit: focuses on product detailing and includes outsourced sales team and Engage CE business unit.
Voice business unit: focuses on creation of teledetailing programs.
		None	N/A
Group DCA, LLC
Marketing Services business unit (together with the Voice business unit operated by PDI, Inc.) An interactive digital communications company serving the pharmaceutical, biotechnology and healthcare industries.
		None	N/A
Interpace BioPharma, LLC	Product Commercialization business unit. Provides pharmaceutical, device and diagnostics clients with full service product commercialization.	None	N/A
Interpace Diagnostics, LLC	Enacting strategy to become a leading commercialization company for the molecular diagnostics industry. Part of the Product Commercialization business unit.	None	N/A
JS Genetics, Inc.	Operates a lab. Part of the Product Commercialization business unit.	None
New York State Department of Health Clinical Laboratory Permit (expires June 30, 2015)
The College of American Pathologists Accredited Laboratory accreditation
State of Connecticut Department of Public Health License No. CL‑0664 (Licensed Clinical Laboratory) (expires March 31, 2015)
Centers for Medicare and Medicaid Services Clinical Laboratory Improvement Amendments (CLIA) Certificate of Accreditation, (CLIA ID No. 07D1091103) (expires 6/15/2016)

RedPath Acquisition Sub, Inc.[34]	None	None	N/A

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Name of Entity	Services	Products	Required Permits
Interpace Diagnostics Corporation[35]
Operates a lab that develops diagnostic testing technology and provides microscopic and genetic analysis, diagnostic testing, and associated laboratory services for gastrointestinal oncology or endocrine oncology

Pathfinder TG ‑ Pancreas ‑ The Company’s assay used in evaluating pancreatic cyst and mass profile via LOH markers, oncogene mutations, and DNA content abnormalities to stratify patients according to their risk of progression to pancreatic cancer and currently marketed as of the Effective Time.
None
Centers for Medicare and Medicaid Services Clinical Laboratory Improvement Amendments Certificate of Accreditation CLIA Number: 39D1024654

College of American Pathologists Accreditation accrediting agency for CLIA LAP Number: 7186526

State of California Number: COS800224, with  expiration date of September 29, 2014

State of Maryland License Number: 1423,with an expiration date of June 30, 2015

State of Florida License Number: 800021905, with an expiration date of April 26, 2016

State of New York PFI Number: 8306, with an expiration date of June 30, 2015

State of Pennsylvania License Number: 029043A, with an expiration date of August 15, 2015

State of Rhode Island License Number: LCO00522, with an expiration date of December 30, 2015

Medicaid: 1018556450001
NPI Number: 1609826304

[34] Immediately prior to closing of the RedPath Acquisition
[35] Immediately after closing of the RedPath Acquisition

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SCHEDULE 5.21
MATERIAL CONTRACTS

1.	Consulting Agreement, effective as of September 2, 2014, by and between PDI, Inc. and Henry M. Rinder;

2.
Collaboration Agreement, dated as of August 19, 2013, by and among PDI, Inc. and the company described in Section 7.10(n), as amended by the First Amendment to the Collaboration Agreement (the “Collaboration Agreement”);

3.	Fleet Management Services Agreement, entered into as of October 13, 1998, by and between Automotive Rentals, Inc. and PDI, Inc. (f/k/a Professional Detailing Inc.), as amended through the date hereof;

4.	Lease Agreement, entered into as of September 29, 1998, by and between Automotive Rentals, Inc., ARI Fleet LT, and PDI, Inc. (f/k/a Professional Detailing Inc.), as amended through the date hereof;

5.
Agreement of Lease, dated as of October 26th, 2004, by and between Fort Washington Phase II Associates, L.P., as landlord and PDI, Inc., as tenant, with regard to premises commonly known as Montgomery Corporate Center, 200 Dryden Road, Upper Dublin, Pennsylvania, Building II, Phase I;

6.
Lease Agreement, made as of June 28, 2006, by and between WE 2 Church Street South LLC, as landlord, and JS Genetics, LLC, as tenant, with regard to premises commonly known as 2 Church Street South, New Haven Connecticut, as amended through the date hereof;

7.
Lease Agreement, dated as of November 3, 2009, by and between OTR‑MMC LLC, as landlord, and PDI, Inc., as tenant, with respect to the premises commonly known as Pod “A”, Morris Corporate Center, Parsippany, New Jersey;

8.
Office Lease, dated as of February 8, 2005, by and between Woodfield Realty Holding Company, LLC, as landlord, and PDI, Inc., as tenant with respect to the premises commonly known as 425/475 Woodfield Corporate Center, Schaumburg, Illinois, as amended through the date hereof;

9.
Standard Office Lease, dated as of November 20, 2003, by and between VRS Saddle River LLC, as landlord and PDI, Inc., as tenant, with regard to the premises commonly known as One Route 17 South, Suite 300, Saddle River, Bergen County, New Jersey;

10.
Lease, dated October 10, 2007, by and between RedPath Integrated Pathology, Inc. and Spring Way Center, LLC, as amended April 3, 2013; as tenant, with regard to the premises located at 2515 Liberty Avenue, Pittsburgh, County of Allegheny, Pennsylvania;

11.
Apartment Lease Contract, dated August 4, 2010, by and between The Cork Factory and RedPath Integrated Pathology, Inc., as amended August 12, 2013. as tenant, with regard to the premises located at Apartment 1205, 2349 Railroad Street, Pittsburgh, County of Allegheny, Pennsylvania;

12.
Apartment Lease Contract, dated February 25, 2014, by and between The Cork Factory and RedPath Integrated Pathology, Inc., as amended July 18, 2014; as tenant, with regard to the premises located at Apartment 2414, 2349 Railroad Street, Pittsburgh, County of Allegheny, Pennsylvania;

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13.
Amended and Restated Master Services Agreement, effective as of September 23, 2009, as amended on September 22, 2011 and September 17, 2014, by and between Pfizer Inc., a Delaware corporation and PDI, Inc.;

14.	Statement of Work (Project Corner CSO), dated as of October 2, 2012, by and between PDI, Inc. and Pfizer Inc.;

15.	Statement of Work (EPBU Team 1 SOW), dated as of January 1, 2014, by and between PDI, Inc. and Pfizer Inc.;

16.	Statement of Work (Project Q‑Force), dated as of January1, 2014, by and between PDI, Inc. and Pfizer Inc.;

17.
Dedicated Sales Team Agreement, dated as of May 22, 2012 by and between PDI, Inc. and VIVUS, Inc., a Delaware corporation, as amended by Amendment No. 1 on June 26, 2012, Amendment No. 2 on August 10, 2012, Amendment No. 3 on November 16, 2012, Amendment No. 4 on March 25, 2013, Amendment No. 5 on September 11, 2013, Amendment No. 6 on December 4, 2013, Amendment No. 7 on January 1, 2014 and Amendment No. 8 on May 19, 2014.

18.	Amended and Restated Employment Separation Agreement, dated as of December 31, 2008, by and between PDI, Inc. and Mr. Jeffrey E. Smith;

19.	Employment Separation Agreement, effective as of November 12, 2008, by and between PDI, Inc. and Nancy Lurker;

20.	Employment Separation Agreement, dated as of October 20, 2014, by and between PDI, Inc. and Graham Miao;

21.	Employment Separation Agreement, effective as of June 3, 2010, by and between PDI, Inc. and Frank J. Arena;

22.	Employment Separation Agreement, effective as of April 16, 2012, by and between PDI, Inc. and Jennifer Leonard;

23.	Employment Separation Agreement, effective as of October 10, 2011, by and between PDI, Inc. and Gerald Melillo;

24.	Employment Separation Agreement, effective as of November 3, 2010, by and between Group DCA, LLC and Ron Scalici;

25.	Employment Agreement, dated as of the Closing Date, by and between Interpace Diagnostics Corporation and Sydney D. Finkelstein, M.D.;

26.	Employment Agreement, dated as of the Closing Date, by and between Interpace Diagnostics Corporation and Christina M. Narick;

27.	Employment Agreement, dated as of the Closing Date, by and between Interpace Diagnostics Corporation and Jamie M. Bleicher;

28.	Employment Agreement, dated as of the Closing Date, by and between Interpace Diagnostics Corporation and Sara A. Jackson;

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29.	Stock Appreciation Rights Agreements issued from time to time under that certain PDI, Inc. 2004 Stock Award and Incentive Plan;

30.	Any agreements issued from time to time under that certain PDI, Inc. Executive Deferred Compensation Plan;

31.	Consulting Agreement, effective as of August 11, 2014, by and between PDI, Inc. and Rebideau Analytics, LLC;

32.	Healthcare Financial System Manager Service Agreement between Interpace Diagnostics Corporation[36] and Quadax, Inc., dated November 10, 2006, as amended by Amendment 6 dated November 15, 2013;

33.	Agreement between PDI, Inc. and G&M Health LLC pursuant to which G&M provides compliance services on an outsource basis for payments totaling approximately $900,000 per year.[37]

[36] Immediately after closing of the RedPath Acquisition
[37] Agreement to be provided

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SCHEDULE 5.25A
NAMES

Company Name	Other Names
PDI, Inc.	Professional Detailing, Inc. d/b/a in New Jersey
Group DCA, LLC	N/A
Interpace BioPharma, LLC	N/A
Interpace Diagnostics, LLC	N/A
JS Genetics, Inc.	N/A
RedPath Acquisition Sub, Inc.[11]	N/A
Interpace Diagnostics Corporation[12]	N/A

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SCHEDULE 5.25B OFFICES

Name of Entity	Locations
PDI Inc.
300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054

Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458 (former corporate headquarters; currently being subleased to third party by PDI, Inc.)

Group DCA, LLC (formerly Group DCA, Inc.)	300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054*
Interpace BioPharma, LLC	300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054*
Interpace Diagnostics, LLC	300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054*
JS Genetics, Inc. (subsidiary of Interpace Diagnostics, LLC)	300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054* 2 Church Street, New Haven, CT
RedPath Acquisition Sub, Inc.[38]	300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054*
[Interpace Diagnostics Corporation][39]
300 Interpace Parkway, Morris Corporate Center 1, Bldg A, Parsippany, NJ 07054*
3rd and 4th floors in a building located at 2515 Liberty Avenue, City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania
Apartment 1205, 2349 Railroad Street, Pittsburgh, Pennsylvania 15222 Apartment 2414, 2359 Railroad Street, Pittsburgh, Pennsylvania 15222

*PDI, Inc. is tenant under lease to this location.
All companies have sales representatives that work from home in various states that have certain company equipment, such as computers, in each case with a value below $2,000.

[38] Immediately prior to closing of the RedPath Acquisition.
[39] Immediately after closing of the RedPath Acquisition.

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SCHEDULE 5.27
BROKER’S COMMISSIONS
Letter Agreement re Engagement of Torreya Partners as Strategic Advisor to PDI, Inc., dated February 17, 2014, between PDI, Inc. and its affiliates and Torreya Capital, a division of Financial West Investment Group, whereby Torreya will act as PDI’s financial advisor to assist in a transaction to acquire or license target companies or products on a best efforts basis.
Letter Agreement, dated March 13, 2014, between Interpace Diagnostics Corporation (f/k/a RedPath Integrated Pathology, Inc.) and Piper Jaffray & Co.40

[40] Immediately after closing of the RedPath Acquisition.

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SCHEDULE 7.1
EXISTING DEBT
None.

#32620513 v1

SCHEDULE 7.2
EXISTING LIENS
Liens in favor of TD Bank, N.A. on the Borrower’s securities account no. 65‑P204‑01‑2 at TD Wealth, Private Client Group, division of TD Bank, N.A., and all property new or hereafter held in such securities account and proceeds thereof to secure Indebtedness permitted under Section 7. 1(k).
Master Equipment Lease Agreement, dated May 21, 2012, by and between RedPath Integrated Pathology, Inc. and Technology Investment Partners, L.L.C.

#32620513 v1

SCHEDULE 7.7
TRANSACTIONS WITH AFFILIATES
None.

#32620513 v1

SCHEDULE 7.10
EXISTING INVESTMENTS

Company Name	Owner Name	Number and type of ownership interests held	Percentage of company held by listed owner
Inserve Support Solutions	PDI, Inc.	Any and all ownership interests held by PDI, Inc. in this entity	100%
PDI Investment Company, Inc.	PDI, Inc.	3000 shares of common stock	100%
TVG, Inc., a Delaware Corporation incorporated 9/19/1986, having Delaware Entity No. 2102057 (“TVG, Inc.”)	PDI, Inc.	Any and all ownership interests held by PDI, Inc. in this Entity	100%
Group DCA, LLC	PDI, Inc.	8,693,250 shares of interest in company	100%
Interpace BioPharma, LLC	PDI, Inc.	Membership Interests	100%
Interpace Diagnostics, LLC	PDI, Inc.	Membership Interests	100%
JS Genetics, Inc.	Interpace Diagnostics, LLC	500 shares of Common Stock	100%
RedPath Acquisition Sub, Inc.[41]	Interpace Diagnostics, LLC	100 shares of Common Stock	100%
Interpace Diagnostics Corporation[42]	Interpace Diagnostics, LLC	100 shares of Common Stock	100%

PDI, Inc. has the option to acquire 100% of the shares of the company described in Section 7.10(n) pursuant to the terms and conditions of the Collaboration Agreement.
Borrower’s securities account no. 65‑P204‑01‑2 at Wells Fargo.
PDI’s initial fee of $1,500,000 paid to the company described in Section 7.10(n) under terms of the Collaboration Agreement and recorded as an investment.
Investments in securities by a Loan Party for the purposes of matching the hypothetical investment elections made by any participant in any non‑qualified deferred compensation plan maintained by a Loan Party.

[41] Immediately prior to closing of the RedPath Acquisition.
[42] Immediately after closing of the RedPath Acquisition.

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SCHEDULE 7.11
RESTRICTED MATERIAL CONTRACTS
None.

#32620513 v1

SCHEDULE 7.14
DEPOSIT ACCOUNTS
[Omitted]